UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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UNITED FIRE & CASUALTY COMPANY

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UNITED FIRE & CASUALTY COMPANY
118 Second Avenue SE
Cedar Rapids, Iowa 52401
April 19, 2010
Dear Fellow Stockholder:
I am pleased to invite you to join us at United Fire & Casualty Company’s 2010 Annual Meeting of Stockholders. This year’s meeting will be held in the first floor conference room of our building located at 109 Second Street SE, in Cedar Rapids, Iowa. The meeting will take place on Wednesday, May 19, 2010 at 10:00 a.m.
At this year’s meeting we will vote for the election of four directors for full terms and the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2010. Management will also report on United Fire & Casualty Company’s business, and stockholders will have an opportunity to ask questions of management and Ernst & Young LLP.
Attached you will find a notice of the meeting and a proxy statement that contains additional information about the meeting and explains the methods you can use to vote your proxy, including by telephone and via the Internet.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to sign and return your proxy card in the enclosed postage-paid envelope or use telephone or Internet voting prior to the meeting. This ensures that your shares of common stock will be represented and voted at the meeting; even if you cannot attend.
For the Board of Directors,

Jack Evans
Chairman of the Board

UNITED FIRE & CASUALTY COMPANY
118 Second Avenue SE
Cedar Rapids, Iowa 52401
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS OF
UNITED FIRE & CASUALTY COMPANY

DATE AND TIME:	Wednesday, May 19, 2010, at 10:00 a.m.

PLACE:	United Fire & Casualty Company
First Floor Conference Room
109 Second Street SE
Cedar Rapids, Iowa

ITEMS OF BUSINESS:	At the meeting, we will ask stockholders to:

1) Elect four directors to three-year terms expiring in 2013.

2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

3) Vote upon such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

WHO CAN VOTE:	You can vote if you were a stockholder of record on March 22, 2010.

2009 ANNUAL REPORT:	If you requested electronic delivery, we have delivered our 2009 Annual Report to you electronically. If you did not request electronic delivery, a copy of our 2009 Annual Report is enclosed.

Neal R. Scharmer
Corporate Secretary
Dated at Cedar Rapids, Iowa
April 19, 2010
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTE YOUR
SHARES BY TELEPHONE OR VIA THE INTERNET.

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Table of Contents — Cont.

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UNITED FIRE & CASUALTY COMPANY
118 Second Avenue SE
Cedar Rapids, Iowa 52401
PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010
This solicitation of proxies is made by the Board of Directors of United Fire & Casualty Company (“United Fire,” “we,” “us,” or “our,” as the context requires). Proxies will be used at the Annual Meeting of Stockholders of United Fire & Casualty Company (the “Annual Meeting”), an Iowa corporation, to be held on May 19, 2010 at 10:00 a.m., and at any adjournment or postponement thereof. This year’s meeting will be held in the first floor conference room of our building located at 109 Second Street SE, in Cedar Rapids, Iowa. With respect to shares of our common stock held in the United Fire Group Employee Stock Ownership Plan (the “ESOP”) and the United Fire Group 401(k) Plan (the “401(k) Plan”), the Board of Directors is soliciting participants on behalf of the Trustees of those plans to direct the Trustees how to vote the shares held in those plans.
The notice of meeting, proxy statement, and form of proxy is first being mailed to stockholders and participants in the ESOP and 401(k) Plan on or about April 19, 2010.
We will solicit proxies principally by mail, but our directors and employees may also solicit proxies by telephone, facsimile, or e-mail. Our directors and employees may also conduct personal solicitations.

ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act upon the matters listed in the attached Notice of 2010 Annual Meeting of Stockholders, including the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Our management will report on our performance during fiscal year 2009. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.
Who may attend the Annual Meeting?
All stockholders of record as of March 22, 2010 or their duly appointed proxies may attend the Annual Meeting. Although we encourage you to complete and return the enclosed proxy card by mail, or to vote by telephone or via the Internet to ensure your vote is counted, you may attend the Annual Meeting and vote your shares in person.
Who is entitled to vote at the Annual Meeting?
Stockholders of Record
If your shares are registered in your name with Computershare Investor Services, LLC, our dividend agent, transfer agent and registrar, you are considered a stockholder of record. Stockholders of record at the close of business on March 22, 2010 are entitled to receive notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof. At the close of business on March 22, 2010 there were 26,366,814 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock entitles its record holder to one vote.

Brokerage and Other Account Holders
If your shares are held in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your beneficial shares by filling out the voting instruction form provided to you. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are invited to attend the Annual Meeting, but you must obtain a legal proxy from the record holder of your shares in order to vote in person at the Annual Meeting.
ESOP and 401(k) Plan Participants
If you are a participant in either our ESOP or our 401(k) Plan, we have shown on your proxy card the number of shares of common stock held for your benefit in the ESOP or the 401(k) Plan, plus your other holdings. If you hold stock through either of these plans, voting your proxy also serves as confidential voting instructions to the Trustees of the ESOP (Timothy G. Spain and Michael T. Wilkins) and/or to the Trustee of the 401(k) Plan (Charles Schwab & Co.). Those Trustees will vote your shares in accordance with the specific voting instructions that you indicate on your proxy card. If you provide no specific voting instructions, the Trustees of the ESOP will not vote your shares, and the Trustee of the 401(k) Plan will vote your shares in proportion to the voting instructions it receives from those plan participants who do submit voting instructions.
What constitutes a quorum for the Annual Meeting?
The presence at the Annual Meeting of a majority of the outstanding shares of our common stock represented either in person or by proxy will constitute a quorum for the transaction of business at the meeting. Based on the number of shares outstanding on March 22, 2010, 13,183,408 shares of common stock, represented in person or by proxy, will constitute a quorum for conducting business at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting.
How do I vote my shares?
You may vote in the following ways:
•	In person: We will distribute paper ballots to anyone who wishes to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote in person at the Annual Meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank, or other nominee in the records maintained by our transfer agent, Computershare Investor Services, LLC, instead of in your individual name.
•	By mail: Complete and sign your proxy card and return it to us by mail in the enclosed business reply envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of the authorized proxies, Jack B. Evans and Neal R. Scharmer.

If you do not mark voting instructions on your proxy card, your shares will be voted FOR approval of the director nominees and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2010.
•	By telephone: Call the toll-free telephone number on your proxy card to vote by telephone. You must have a touch-tone telephone to use this voting method. You will need to follow the instructions on your proxy card and the voice prompts to vote your shares.
•	Via the Internet: If you have Internet access available to you, you may go to the website listed on your proxy card to vote your shares via the Internet. You will need to follow the instructions on your proxy card and the website to vote your shares.
Telephone and Internet voting options are available 24 hours a day, seven days a week. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or via the Internet, your electronic vote authorizes the proxies in the same manner as if you had signed, dated and returned your proxy card by mail. Telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares of stock and to confirm that their instructions have been properly recorded. If you vote by telephone or via the Internet, you do not need to return your proxy card.

If you hold your shares in street name, you may vote by telephone or via the Internet only if your bank, broker or other nominee makes those methods available to you, in which case your broker or nominee will enclose specific instructions for using those options along with this proxy statement.
If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?
If your shares are held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the choice of auditor, without receiving voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, approval of stock incentive plans or amendment of our articles of incorporation, without client voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.
Can I revoke my proxy or change my vote after I return my proxy?
Yes. Even after you submit a proxy, you may revoke your proxy or change your vote at any time before it is exercised by:
•	Delivering written notice to our transfer agent, Computershare Investor Services, LLC at its proxy tabulation center at P. O. Box 43126, Providence, Rhode Island 02940-5138;
•	Delivering written notice to the Corporate Secretary of United Fire & Casualty Company at 118 Second Avenue SE, Cedar Rapids, Iowa 52401;
•	Executing and delivering a later-dated proxy; or
•	Appearing and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
Who pays for this proxy solicitation?
United Fire will pay the total expense of this solicitation of proxies. The expenses may include reimbursement to brokerage firms and others of their cost for forwarding solicitation material to beneficial owners.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our articles of incorporation require that our Board of Directors be divided into three classes, A, B, and C, with one class elected at each Annual Meeting. The Board of Directors must consist of no more than fifteen (15) and no less than nine (9) members, with the precise number fixed by the directors. The directors have fixed current membership of the Board of Directors at twelve (12) and the number of Class B directors to be elected at this year’s Annual Meeting at four (4), subject to such changes as the Board of Directors may make at the time of the Annual Meeting if any director nominations are made by minority stockholders, as described in the next paragraph.
According to our articles of incorporation, minority stockholders who collectively hold and vote one-fifth of our outstanding common stock are entitled to nominate and elect 20 percent of our directors. Therefore, minority stockholders collectively holding one-fifth of our outstanding common stock are entitled to nominate and elect one (1) director if we have nine (9) directors; two (2) directors if we have a total of ten (10) through fourteen (14) directors (our current number is twelve (12)); and three (3) directors if we have fifteen (15) directors. The majority of our stockholders can always elect a majority of our directors.
Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated the following individuals for re-election to our Board this year.

DIRECTOR NOMINEES
Nominees for Director (Class B) for Terms Expiring in 2013

James W. Noyce (Director since 2009)	Mr. Noyce, 54, is the Senior Advisor and Major Gifts Officer for the Athletics Department of Drake University, a private university in Des Moines, Iowa. He has a strong business, accounting and insurance industry background, with extensive public company experience. Before joining Drake University, Mr. Noyce had nearly three decades of experience in the financial services industry, most recently as Chief Executive Officer and director of FBL Financial Group, Inc. (“FBL”), an insurance holding company headquartered in West Des Moines, Iowa. While at FBL, Mr. Noyce served as Chief Executive Officer and director from January 2007 until May 2009, Chief Financial Officer from January 1996 until January 2007 and Chief Administrative Officer from July 2002 until January 2007. From January 2000 to July 2002 he was Executive Vice President and General Manager of the property-casualty companies managed by FBL. Mr. Noyce began his employment with FBL and its affiliates in 1985.

Mr. Noyce holds numerous professional certifications and designations including certified public accountant; Fellow, Casualty Actuarial Society; Associate, Society of Actuaries; Fellow, Life Management Institute; and Member, American Academy of Actuaries. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs and was inducted into the American Institute of Certified Public Accountants’ Business and Industry Hall of Fame in 2007.

Since August 2009, Mr. Noyce has been a director of West Bancorporation, Inc., West Des Moines, Iowa, a bank holding company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (“Exchange Act”). Mr. Noyce serves on the audit committee of West Bancorporation, Inc. He also serves on several community boards, including the United Way of Central Iowa, the Greater Des Moines Partnership, Grandview College, Special Olympics Iowa, and the Mid-Iowa Council of Boy Scouts of America.

Mr. Noyce serves on our Audit Committee and has the professional and business experience to qualify as an audit committee financial expert. Mr. Noyce is an independent director as defined in the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”). The Board of Directors believes that Mr. Noyce’s qualifications to serve as director include his extensive background and experience in the insurance industry and his public company, executive leadership, and management experience.

Mary K. Quass (Director since 1998)	Ms. Quass, 60, is President and Chief Executive Officer of NRG Media, LLC, Cedar Rapids, Iowa, a position she has held since 2002. NRG Media, LLC is a radio broadcasting group of over 60 stations. Since 1998, Ms. Quass has also served as President and Chief Executive Officer of Quass Communications, LLC, a privately held investment company.

Ms. Quass has a strong business background and has been a long-time community leader and volunteer in Cedar Rapids, Iowa. She currently serves on the board of directors of the National Association of Broadcasters, Mercy Medical Center (executive committee), Entrepreneurial Development Center, Inc. (chair), US Bank (Cedar Rapids region), the Quarton-McElroy Broadcaster Foundation, and other local boards in Cedar Rapids. Her service as our director, together with her business background, provides her with a very strong understanding of the insurance industry in general and our business operations in particular. Ms. Quass serves on our Compensation Committee and Risk Management Committee.

The Board of Directors believes that Ms. Quass’ qualifications to serve as director include her executive leadership and management experience, and her understanding of the insurance industry, gained from her years of service to our Company. Ms. Quass is an independent director as defined in the listing standards of NASDAQ.

John A. Rife (Director since 1998)	Mr. Rife, 67, served as our President from 1997 to 2007 and as our CEO from 2000 to 2007. He also served as President of our life insurance subsidiary, United Life Insurance Company (“United Life”), from 1984 until his retirement in May 2009. He began his service with us in 1976 as a marketing representative for United Life. Based on his 31 years of service with our group, Mr. Rife has a very extensive background in and knowledge of our Company including both the property—casualty and life insurance segments. Mr. Rife has a bachelor of arts degree in economics from the University of Iowa and holds the Chartered Life Underwriter professional insurance designation. Mr. Rife was elected Vice Chairman of our Board of Directors in 2009 and currently serves on the Executive Committee.

Since 2006, Mr. Rife has served on the Board of Directors of QCR Holdings, Inc., a multi-bank holding company headquartered in Moline, Illinois, that is registered pursuant to Section 12 of the Exchange Act. He currently serves on the QCR Holdings, Inc. executive committee. Mr. Rife is an active member of the community, currently serving as President of the McIntyre Foundation, a private charitable organization. He also currently serves on the board of trustees of the United Way of East Central Iowa, Mercy Medical Center, and the Mount Vernon Community School District Foundation. Mr. Rife is a past board member of the Cedar Rapids Area Chamber of Commerce and Priority One, an economic development arm of the Chamber.

The Board of Directors believes that Mr. Rife’s qualifications to serve as director include his extensive experience with our Company and in the insurance industry, as described above, and his executive leadership and management experience.

Kyle D. Skogman (Director since 2000)	Mr. Skogman, 59, possesses a strong business background. Since 1990, he has served as President of Skogman Construction Co. of Iowa, a company that specializes in residential construction, primarily in Cedar Rapids, Iowa. Mr. Skogman also owns an interest in a property—casualty insurance agency.

Mr. Skogman is a long-time active community leader and supporter, with service to many diverse organizations including as director and Vice Chairman of the Board of Trustees of Mercy Medical Center in Cedar Rapids; as director of the Cedar Rapids Chamber of Commerce and Chairman of Priority One, an economic development arm of the Chamber; and as director of Brucemore, a public historic site in Cedar Rapids.

Mr. Skogman currently serves, and has for many years served, on our Audit Committee and our Nominating and Governance Committee, which he has chaired for many years. He is also a member of our Executive Committee and Investment Committee. Through his prior business experience and his service to us, Mr. Skogman has a broad and strong understanding of our Company and our business.

The Board of Directors believes that Mr. Skogman’s qualifications to serve as director include his business acumen, executive leadership and management experience, and his understanding of the insurance industry, gained from his many years of service to our Company. Mr. Skogman is an independent director as defined in the listing standards of NASDAQ.

VOTE REQUIRED AND BOARD RECOMMENDATION
Directors are elected by a plurality of the votes cast (either in person or by proxy) by the shares entitled to vote in the election at a meeting at which a quorum is present. In tabulating the voting results for the election of directors, “FOR” votes are counted in favor of the election of a director, and “WITHHOLD” votes are counted against the election of a director. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “WITHHOLD” votes are counted. Stockholders do not have the right to cumulate their votes in the election of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR. YOUR SHARES WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS YOU SPECIFICALLY DIRECT YOUR PROXY TO WITHHOLD YOUR VOTE WITH RESPECT TO A NOMINEE.
CONTINUING DIRECTORS NOT UP FOR ELECTION
The following individuals are continuing members of our Board of Directors who are not up for election.
Directors (Class A) — Terms Expire in 2011

Douglas M. Hultquist (Director since 2007)	Mr. Hultquist, 54, has a strong business background and extensive experience with public companies. He is the President, Chief Executive Officer, and a director of QCR Holdings, Inc., a multi-bank holding company he co-founded that is headquartered in Moline, Illinois, and that is registered pursuant to Section 12 of the Exchange Act. He has served in those positions since 1993. From 1977 to 1993, Mr. Hultquist was associated as a certified public accountant (as a partner from 1987 to 1993) with KPMG Peat Marwick and McGladrey & Pullen, LLP, national tax and accounting firms. As a certified public accountant, Mr. Hultquist provided services to and advised a wide range of businesses.

Mr. Hultquist is an active, long-time community leader and supporter, being involved as a director and Chairman of the PGA TOUR John Deere Classic golf tournament, a director of The Robert Young Center for Mental Health, a trustee and past Chairman of Augustana College, a director of the TPC at Deere Run, and Finance Chairman of the William Butterworth Memorial Trust. Mr. Hultquist is also a member of the Unified Growth Strategy-Policy Committee of the Illinois Quad City Chamber of Commerce and is Co-Chair of the Genesis Health System Golf Tournament.

Mr. Hultquist currently serves on the Risk Management Committee, which he chairs, and the Investment Committee. Through his professional and business background and his service to us, Mr. Hultquist has a broad and strong understanding of our Company and business as well as the operations of a public company. The Board of Directors believes that Mr. Hultquist’s qualifications to serve as director include his business acumen, executive leadership and management experience, accounting background, and extensive experience with public companies. Mr. Hultquist is not independent as defined in the listing standards of NASDAQ and is not a member of our Audit Committee; however, he has the professional and business experience to qualify as an audit committee financial expert.

Casey D. Mahon (Director since 1993)	Ms. Mahon, 58, is an Adjunct Professor of Law at the University of Iowa College of Law, Iowa City, Iowa, where she has periodically taught business law since 1998. She has a strong public company background, having served from 1986 to 1990 as Senior Vice President and General Counsel of Teleconnect Company and its successor, Telecom USA, both of which were registered pursuant to Section 12 of the Exchange Act at the time she was employed by them. From 1993 until 1998 Ms. Mahon served as Senior Vice President and General Counsel for McLeodUSA, Inc., Cedar Rapids, Iowa, then a company registered pursuant to Section 12 of the Exchange Act that provided integrated communications services to its customers.

Ms. Mahon has served for many years on the Compensation Committee of our Board of Directors. She now serves on that committee and on our Risk Management Committee. The Board of Directors believes that Ms. Mahon’s qualifications to serve as director include her extensive legal experience with public companies and her knowledge of the insurance industry gained from her years of service to our Company. Ms. Mahon also serves as a member of the Board of Directors of the University of Iowa Foundation. Ms. Mahon is an independent director as defined in the listing standards of NASDAQ.

Randy A. Ramlo (Director since 2008)	Mr. Ramlo, 49, has served as our President and Chief Executive Officer since May 2007. He previously served us as Chief Operating Officer (May 2006 — May 2007), as Executive Vice President (May 2004 — May 2007), and as Vice President, Fidelity and Surety (November 2001 — May 2004). Mr. Ramlo has been with us since 1984 and has a very strong knowledge of our Company and the insurance industry. He holds numerous professional insurance designations including Chartered Property and Casualty Underwriter, Associate in Fidelity and Surety Bonding, Associate in Management, and Associate in Risk Management.

Mr. Ramlo is a long-time community leader and supporter, with service on many diverse organizations such as director of Priority One, the economic development arm of the Cedar Rapids Chamber of Commerce, and on the board of trustees of the Cedar Rapids Museum of Art and the Eastern Iowa Branch of the Juvenile Diabetes Research Foundation International. He is also on the Self-Supported Municipal Improvement District (“SMIDD”) board of the Cedar Rapids Downtown District.

The Board of Directors believes that Mr. Ramlo’s qualifications to serve as director include his extensive experience in the insurance industry and with our Comany, and his executive leadership and management experience.

Frank S. Wilkinson Jr. (Director since 2001)	Mr. Wilkinson, 70, has a strong insurance industry background. He retired in December 2000 from E.W. Blanch Co., a company in Minneapolis, Minnesota that provides risk management and distribution services and arranges reinsurance coverage between insurers and reinsurers. Before retiring after 31 years of service, Mr. Wilkinson held a number of positions with E.W. Blanch Co., including Executive Vice President and director from 1993 to 2000.

Mr. Wilkinson previously served on the Board of Directors of Benfield Group, Ltd. of London, England, a publicly held reinsurance intermediary and capital advisor, where he served on the audit, remuneration (compensation) and nominating and governance committees. Mr. Wilkinson also served on the Board of Directors of Hub International, Ltd. of Chicago, Illinois, a company registered pursuant to Section 12 of the Exchange Act that provides risk management and wealth management services, where he served on the compensation committee.

Mr. Wilkinson currently serves, and has for many years served, on our Compensation Committee, which he chairs, and on our Nominating and Governance Committee. The Board of Directors believes that Mr. Wilkinson’s qualifications to serve as director include his extensive business experience in the insurance industry, his experience with public companies, and his knowledge of our Company, gained from his many years of service to us. Mr. Wilkinson is an independent director as defined in the listing standards of NASDAQ.

Directors (Class C) — Terms Expire in 2012

Christopher R. Drahozal (Director since 1997)	Mr. Drahozal, 48, is an internationally known legal scholar. He is the John M. Rounds Professor of Law at the University of Kansas School of Law in Lawrence, Kansas, where he has taught since 1994. Prior to teaching, Mr. Drahozal was in private law practice in Washington, D.C., and served as a law clerk for the Iran-U.S. Claims Tribunal, the United States Court of Appeals for the Fifth Circuit and the United States Supreme Court.

Mr. Drahozal currently serves on our Compensation Committee, our Investment Committee and our Risk Management Committee. The Board of Directors believes that Mr. Drahozal’s qualifications to serve as director include his legal background and his knowledge of the insurance industry and our Company, gained from his many years of service to us. Mr. Drahozal is an independent director as defined in the listing standards of NASDAQ.

Jack B. Evans (Director since 1995)	Mr. Evans, 61, became Chairman or our Board of Directors in October 2009. He has served us as a director since 1995 and as Vice Chairman from 1997 to 2009. Mr. Evans has a very strong business background, and currently holds the position of President of the Hall-Perrine Foundation, a private philanthropic corporation located in Cedar Rapids, Iowa. He has held that position since 1996. From 1993 to 1995, he served as President of SCI Financial Group, a regional financial services firm located in Cedar Rapids providing brokerage, insurance and related services to its clients.

Mr. Evans has extensive experience with public companies. He currently serves on the Board of Trustees of 199 registered investment companies in the Nuveen Funds fund complex. He has served as a director of Alliant Energy Corporation of Madison, Wisconsin, a utility company registered pursuant to Section 12 of the Exchange Act, and as a director of the Federal Reserve Bank of Chicago. Mr. Evans is currently President Pro Tem of the Iowa Board of Regents, overseeing the state’s public university system.

Mr. Evans is a long-standing member of our Audit Committee and our Nominating and Governance Committee. He also serves as Chair of our Executive Committee and on our Investment Committee. As a long-serving director of our Company, Mr. Evans has gained broad knowledge of the insurance industry generally and our Company in particular. The Board of Directors believes that Mr. Evans’ qualifications to serve as director include his business acumen, executive leadership, management experience, and extensive experience with public companies and our Company. Mr. Evans is an independent director as defined in the listing standards of NASDAQ.

Thomas W. Hanley (Director since 2003)	Mr. Hanley, 58, is a full-time teacher at Xavier High School, a high school in Cedar Rapids, Iowa. He began teaching full-time in 2004. From 2002 to 2004, Mr. Hanley conducted post-graduate studies in Theology at Loras College in Dubuque, Iowa. Mr. Hanley has a strong financial, insurance, and business background, having served from 1979 until 2003 as a certified public accountant (and as a partner from 1983 to 2003) with McGladrey & Pullen, LLP, a national tax and accounting firm.

As a certified public accountant, Mr. Hanley provided services to and advised a wide range of businesses, with a focus on insurance companies. From 1983 until 2002, Mr. Hanley was his firm’s lead partner for tax services to insurance companies. Mr. Hanley has chaired our Audit Committee since 2003, and serves as an audit committee financial expert. The Board of Directors believes that Mr. Hanley’s qualifications to serve as director include his accounting background and experience and his knowledge of the insurance industry and our Company. Mr. Hanley is an independent director as defined in the listing standards of NASDAQ.

George D. Milligan (Director since 1999)	Mr. Milligan, 53, has a strong business background, with service since 1985 as President of The Graham Group, Inc., of Des Moines, Iowa. The Graham Group, Inc. consists of a real estate firm specializing in developing office buildings and a construction firm specializing in constructing hospital facilities. Since 2005, Mr. Milligan has also served as a director of West Bancorporation, Inc. of West Des Moines, Iowa, a bank holding company that is registered pursuant to Section 12 of the Exchange Act. As a member of the West Bancorporation, Inc. board, Mr. Milligan serves on their audit committee and compensation committee. Mr. Milligan previously served as director of Allied Life Insurance Company, which was registered pursuant to Section 12 of the Exchange Act at the time of his service. Mr. Milligan is a long-time community leader and supporter, being active with the Boy Scouts, the Dowling Foundation, and the Des Moines Rotary.

Mr. Milligan has served for many years on our Audit Committee and Compensation Committee and now also serves on and chairs our Investment Committee. The Board of Directors believes that Mr. Milligan’s qualifications to serve as director include his business acumen, executive leadership, management experience, and extensive experience with public companies and our Company, as well as his knowledge of the insurance industry and our Company. Mr. Milligan is independent as defined in the listing standards of NASDAQ.
DIRECTOR RELATIONSHIPS
None of the directors or nominees holds a directorship in any other company with a class of securities registered under Section 12 or subject to Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940, except as follows: Messrs. Hultquist and Rife are directors of QCR Holdings, Inc.; Messrs. Milligan and Noyce are directors of West Bancorporation, Inc.; and Mr. Evans is a member of the Board of Trustees of 199 registered investment companies in the Nuveen Funds fund complex.
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2010 and has directed that management submit the selection of the independent registered public accounting firm to stockholders for ratification at the Annual Meeting. Stockholder ratification of the appointment of Ernst & Young LLP as United Fire’s independent registered public accounting firm is not required by our articles of incorporation, bylaws or otherwise. However, as a matter of good corporate governance, the Board of Directors is seeking stockholder ratification of the appointment of our independent registered public accounting firm. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm.
Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives from Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate stockholder questions.
VOTE REQUIRED AND BOARD RECOMMENDATION
The affirmative vote of a majority of the shares represented and entitled to vote on this proposal at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS UNITED FIRE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP UNLESS YOU SPECIFICALLY DIRECT YOUR PROXY TO VOTE AGAINST THE PROPOSAL.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES BILLED TO UNITED FIRE DURING 2009 AND 2008
Audit Fees
The aggregate audit fees billed or expected to be billed by Ernst & Young LLP for the year ended December 31, 2009 were $1,135,600.
The aggregate audit fees billed by Ernst & Young LLP for the year ended December 31, 2008 were $1,071,300.
Audit fees consist of fees billed for professional services rendered for the audit of United Fire’s Consolidated Financial Statements and internal control over financial reporting, review of the interim Consolidated Financial Statements included in quarterly reports, services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, and services that generally only the independent registered public accounting firm can reasonably provide.
Audit-Related Fees
Ernst & Young LLP billed us for assurance and related services that are traditionally performed by the registered independent public accounting firm and are reasonably related to the performance of the audit or the review of our financial statements, but are not reported as “Audit Fees.” Those fees, which were $53,000 for the year ended December 31, 2008 and $49,500 for the year ended December 31, 2009, were for professional services rendered for the audit of United Fire’s employee benefit plans, including the United Fire Group 401(k) Plan and the United Pension Plan.
Tax Fees
There were no fees billed by Ernst & Young LLP for professional services rendered to us related to tax compliance, tax advice, or tax planning for the years ended December 31, 2009 or December 31, 2008.
All Other Fees
There were no fees billed by Ernst & Young LLP for any professional products and services rendered to us other than those described above for the years ended December 31, 2009 or December 31, 2008.
AUDIT COMMITTEE PRE-APPROVAL
The Audit Committee of our Board of Directors is governed by a charter that requires the Audit Committee to appoint, evaluate, and oversee our independent registered public accounting firm. As part of its responsibilities, the Audit Committee reviews and approves the provision of all audit and non-audit services for the purpose of assuring the independence of our independent auditors. The Audit Committee pre-approved all of the services provided and the fees charged by Ernst & Young LLP during 2009.

CORPORATE GOVERNANCE
BOARD OF DIRECTORS, LEADERSHIP STRUCTURE AND COMMITTEES OF THE BOARD
Our Board of Directors is lead by an independent Chairman who is responsible for providing guidance to our Chief Executive Officer, setting the agenda for Board meetings and presiding at all stockholder and director meetings. We also have a Vice Chairman of our Board of Directors whose responsibility it is to preside in the Chairman’s absence. Neither our Chairman nor our Vice Chairman also serves as our Chief Executive Officer. Our Chief Executive Officer is responsible for setting our strategic direction and providing us with day-to-day leadership. We have separated the roles of Chairman and Chief Executive Officer since 2000. We feel that this is the most appropriate leadership structure for our Board of Directors and executive management because we recognize the difference between the two roles and the skill sets required to most effectively and efficiently perform these functions for our benefit. Our Board of Directors does not have a firm policy as to whether the positions of Chairman and Chief Executive Officer should be separate and intends to preserve the freedom to decide what is in the best interest of our Company at any given point in time. Our Board of Directors strongly endorses the concept of an independent director being in a position of leadership for the rest of our independent directors. If at any time neither our Chairman nor our Vice Chairman is an independent director, the independent directors will elect an independent director to serve as lead director.

During 2009, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. At its regular meeting on November 20, 2009, the Board of Directors established three new standing committees: an Executive Committee, an Investment Committee, and a Risk Management Committee. Each committee is governed by a charter, which is reviewed and approved annually by the committee, our Nominating and Governance Committee and the full Board of Directors. Only independent directors may be members of the Audit Committee, Compensation Committee or Nominating and Governance Committee. All committee charters are available for review online at our public website, www.unitedfiregroup. com by selecting “Investor Relations” and then “Corporate Governance,” or in paper form upon request to our Corporate Secretary, United Fire Group, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
The Board of Directors met five (5) times during 2009. All of the directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and the committees of the Board on which they served, except Mr. Noyce who was not appointed until November, 2009. The Board of Directors’ policy requires directors to attend our Annual Meetings. All directors serving at the time of the 2009 Annual Meeting attended that meeting.
RISK OVERSIGHT BY THE BOARD OF DIRECTORS
We approach risk management carefully, using a combination of methods. We have an executive ERM committee made up of a broad range of management personnel, including senior management; its meetings are attended by two directors. We also have a committee of the Board of Directors, the Risk Management Committee, that meets independently and works closely with the executive ERM committee.
Enterprise risk management (“ERM”) is a methodology that helps organizations assess and manage their overall exposure to risk. We employ a multi-disciplinary approach to risk identification and evaluation — from claims to underwriting to financial to investments. Our executive ERM committee includes our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Vice President of Claims, Vice President of Corporate Underwriting, Chief Investment Officer and Vice President/Chief Operating Officer of our life insurance subsidiary (United Life Insurance Company), as well as United Life Insurance Company’s independent actuary. During 2009, this committee met on a quarterly basis with two members of our Board of Directors to oversee our risk management process and to implement risk management strategies.
During its meetings, the executive ERM committee discusses the risks that our company faces, as well as the controls that are in place to mitigate those risks. Collectively, the committee has identified two broad categories of risk faced by our company — insurance risk and operational risk. Types of insurance risks generally include, but are not limited to, those risks associated with catastrophes, geographical concentrations of property insured, business mix, underwriting practices, loss reserving practices, policy pricing, and the actions of our competitors. Types of operational risks we face generally include, but are not limited to, those risks associated with business continuity planning, information technology, executive succession planning, regulatory and legal compliance, diversification and quality of investments, and the application of accounting policies and procedures.
At the November 2009 meeting of our Board of Directors, the directors established a standing Risk Management Committee consisting of four directors. The members of the Risk Management Committee are Mr. Hultquist (Chair), Mr. Drahozal, Ms. Mahon, and Ms. Quass. The Risk Management Committee is governed by a charter that requires the Risk Management Committee to assist the Board of Directors in identifying and evaluating risks inherent in our business and to oversee and review the significant policies, procedures, and practices employed to manage such risks. Beginning in 2010, the Risk Management Committee will meet regularly as a committee, and it will continue to meet jointly on a regular basis with the executive ERM committee.
ERM issues are also discussed during quarterly meetings of our full Board of Directors where directors are updated on ERM issues and the ongoing efforts of the executive ERM committee and our Risk Management Committee. The work of our executive ERM committee, in conjunction with the Board of Directors, has led to the development of new tools designed to aid in the evaluation and mitigation of underwriting risks.

DIRECTOR INDEPENDENCE DETERMINATION
The Board of Directors’ policy requires a majority of the Board of Directors to be independent, as defined in the listing standards of NASDAQ. Currently, nine (9) of our twelve (12) directors are independent. The Board of Directors has analyzed the independence of each director and each director nominee and has determined that the following directors qualify as independent directors within the meaning of the applicable rules of NASDAQ, and that each is free of any relationship that would interfere with his or her individual exercise of independent judgment: Ms. Mahon, Ms. Quass, and Messrs. Drahozal, Evans, Hanley, Milligan, Noyce, Skogman, and Wilkinson. To our knowledge, there are no family relationships among the directors or executive officers.
In determining director independence, the Board of Directors considers transactions, relationships, and arrangements between the directors and United Fire. During 2009, the Board of Directors considered the following transactions not required to be disclosed pursuant to Item 404(a) of Regulation S-K and determined that such transactions did not affect the independence of the directors: certain independent directors and parties related to directors were policyholders of United Fire, and it is anticipated that such individuals or parties will continue to be policyholders of United Fire; and an insurance agency relationship. All such transactions between United Fire and its independent directors or related parties were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk assumed by United Fire.
COMMITTEE MEMBERSHIP
The following table shows the committee assignments of our directors for 2009. Each director who served on a committee during 2009 was independent, as defined in the listing standards of NASDAQ.

	Audit		Compensation		Nominating and Governance
Director	Committee		Committee		Committee
Jack B. Evans	✓				✓
Thomas W. Hanley	✓	(C)(FE)
Casey D. Mahon			✓
George D. Milligan	✓		✓
Mary K. Quass	✓
Kyle D. Skogman	✓				✓	(C)
Frank S. Wilkinson			✓	(C)	✓

(C)	Committee Chairperson.

(FE)	Audit Committee financial expert.

The following table shows the new committee assignments of our directors for 2010.

									Risk		Nominating and
	Audit		Compensation		Executive		Investment		Management		Governance
Director	Committee		Committee		Committee		Committee		Committee		Committee
Jack B. Evans, Chairman (I)	✓				✓	(C)	✓				✓
John A. Rife, Vice Chairman					✓
Christopher R. Drahozal (I)			✓				✓		✓
Thomas W. Hanley (I)	✓	(C)(FE)
Douglas M. Hultquist							✓		✓	(C)
Casey D. Mahon (I)			✓						✓
George D. Milligan (I)	✓		✓				✓	(C)			✓
James W. Noyce (I)	✓	(FE)
Mary K. Quass (I)			✓						✓
Randy A. Ramlo					✓		✓
Kyle D. Skogman (I)	✓				✓		✓				✓	(C)
Frank S. Wilkinson Jr. (I)			✓	(C)							✓

(C)	Committee Chairperson.

(FE)	Audit Committee financial expert.

(I)	Independent Director
AUDIT COMMITTEE
We have a separately designated standing Audit Committee as defined in Section 3(a)(58)(A) of the Exchange Act. Thomas W. Hanley is the chair of our Audit Committee. The other members of the Audit Committee for 2009 were Jack B. Evans, George D. Milligan, Mary K. Quass, and Kyle D. Skogman. The members of the Audit Committee for 2010 are Mr. Hanley (Chair) and Messrs Evans, Milligan, Noyce and Skogman. All of the members of the Audit Committee are independent, under the rules of NASDAQ, applicable law, and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), including Section 10A(m)(3) of the Exchange Act, as amended. The written policy of the Board of Directors requires each member of the Audit Committee to be an independent director. The Board of Directors has determined that Mr. Hanley and Mr. Noyce are audit committee financial experts, as defined by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that they are independent, as independence for audit committee members is defined in the listing standards of NASDAQ. The Audit Committee met six (6) times during 2009.
The Audit Committee is governed by a charter and is directly responsible for the appointment, compensation and retention (or termination) of our independent registered public accounting firm. The Audit Committee is also responsible for the performance of our internal audit function. The Audit Committee seeks to maintain free and open communications between the directors, the independent registered public accounting firm, the internal auditors and management. Its duties consist of reviewing recommendations by the internal auditor and the independent registered public accounting firm on accounting matters and internal controls; advising the Board of Directors on the scope of audits; reviewing our annual Consolidated Financial Statements and the accounting standards and principles followed; appointing the independent registered public accounting firm; and, if necessary, conducting independent inquiries. The Audit Committee Charter requires the Audit Committee to meet at least four (4) times each year.

REPORT OF THE AUDIT COMMITTEE*
March 2010
The Audit Committee reviews United Fire & Casualty Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In accordance with standards established by the Public Company Accounting Oversight Board (United States), the independent registered public accounting firm is responsible for performing an audit of United Fire & Casualty Company’s Consolidated Financial Statements, assessing the effectiveness of United Fire & Casualty Company’s internal control over financial reporting and issuing reports thereon. The Audit Committee monitors these processes. The Audit Committee consists entirely of independent directors and operates pursuant to a charter adopted by it and by the Board of Directors. The Audit Committee met six (6) times during 2009.
The Audit Committee has:
•	reviewed and discussed the audited Consolidated Financial Statements with management and the independent registered public accounting firm;
•	discussed with the independent registered public accounting firm the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Securities and Exchange Commission Rules and other professional standards;
•	received from the independent registered public accounting firm the written disclosures required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 regarding the independent registered public accounting firm’s independence; and
•	discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit Committee has discussed with United Fire & Casualty Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of United Fire & Casualty Company’s internal controls and the overall quality of United Fire & Casualty Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited Consolidated Financial Statements be included in United Fire & Casualty Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee appointed Ernst & Young LLP as United Fire & Casualty Company’s independent registered public accounting firm for the year ending December 31, 2010 and recommended that the stockholders ratify the appointment.
Audit Committee
Thomas W. Hanley, Chair
Jack B. Evans
George D. Milligan
James W. Noyce
Kyle D. Skogman

*	This report is not “soliciting material” and is not deemed “filed” with the Securities and Exchange Commission (“SEC”). The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include this report unless such report is specifically stated to be incorporated by reference into such document.

COMPENSATION COMMITTEE
Interlocks and Insider Participation
Frank S. Wilkinson Jr. is the chair of our Compensation Committee. The other members of the Compensation Committee for 2009 were Casey D. Mahon and George D. Milligan. The members of the Compensation Committee for 2010 are Mr. Wilkinson (Chair), Mr. Drahozal, Ms. Mahon, Mr. Milligan and Ms. Quass. The Board of Directors has determined that, in accordance with its policy, each member of our Compensation Committee is independent from management and free from any relationship that, in the opinion of the directors, would interfere with their exercise of independent judgment. No Compensation Committee member was an employee or former employee of our Company. No Compensation Committee member had any relationship requiring disclosure under the “Transactions with Related Persons” section of this proxy statement. During 2009, none of our executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity whose executive officer(s) served on our Compensation Committee. The Compensation Committee met four (4) times during 2009.
Scope of Authority
The Compensation Committee is governed by a charter. The role of the Compensation Committee is to address the Board of Director’s responsibilities relating to compensation of our senior executive officers and directors. The Compensation Committee oversees all aspects of the compensation of our executive officers and directors, including our director and management stock plans, deferred compensation plan, and other management incentive compensation programs. In overseeing those plans, the Compensation Committee may delegate authority to Company officers for day-to-day plan administration and interpretation, including selecting participants, determining award levels within plan parameters, and approving award documents. However, the Compensation Committee may not delegate any authority for matters affecting the executive officers. The Compensation Committee’s primary processes with respect to compensation of our senior executive officers can be found in the “Compensation Discussion and Analysis” section starting on page 20 of this proxy statement.
NOMINATING AND GOVERNANCE COMMITTEE
Kyle D. Skogman is the chair of our Nominating and Governance Committee. The other members of the Nominating and Governance Committee for 2009 were Jack B. Evans and Frank S. Wilkinson Jr. The members of the Nominating and Governance Committee for 2010 are Mr. Skogman (Chair) and Messrs. Evans, Milligan and Wilkinson. All of the members of the Nominating and Governance Committee are independent from management and free from any relationship that, in the opinion of the directors, would interfere with their exercise of independent judgment. The Nominating and Governance Committee is responsible for reviewing director candidates, including those currently serving as director and first-time nominees, and making a recommendation to the entire board about their qualifications to serve as director. The Nominating and Governance Committee is also responsible for making assessments of director independence, identifying and reviewing related persons transactions, and other matters, including director education and succession planning. The Nominating and Governance Committee met four (4) times during 2009.
Director Nomination Process
The Nominating and Governance Committee has adopted a written policy with regard to the consideration of director candidates, including candidates recommended by stockholders. The Nominating and Governance Committee evaluates candidates recommended by stockholders in the same manner as it evaluates other candidates. The Nominating and Governance Committee seeks candidates with the following minimum qualifications:
•	Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.
•	Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal, business, and professional life and has an established record of business and professional accomplishment in his or her chosen field.

•	No candidate, candidate’s family member (as defined in the rules of NASDAQ) or affiliate or associate of a candidate (as defined in Rule 405 of the Securities Act of 1933) shall have any material personal, financial, or professional interest in any present or potential competitor of ours.
•	Each candidate shall participate fully in Board of Directors activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal, business, or professional commitments that would interfere with or limit his or her ability to do so.
•	Each candidate shall be willing to make, and financially capable of making, the required investment in our common stock as required by Board of Directors policy.
The Nominating and Governance Committee considers it desirable for candidates to possess the following qualities or skills:
•	Each candidate should contribute to the Board of Director’s overall diversity, diversity being broadly construed to mean a variety of opinions, perspectives, personal experience, business experience, professional experience, and backgrounds (such as gender, race, and ethnicity), as well as other differentiating characteristics.
•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among the directors.
•	Each Candidate should possess professional, business, and personal experience and expertise relevant to the Company’s business. In this regard the Nominating and Governance Committee will consider financial, management, and business background; personal and educational background and experience; community leadership; independence; and other qualifications, attributes and potential contributions.
The Nominating and Governance Committee selects candidates to be recommended to the Board of Directors each year based on its assessment of, among other things:
•	The candidates’ personal qualifications as discussed above.
•	The past and future contributions of our current directors, and the value of continuity and prior experience on our Board of Directors.
•	The existence of one or more vacancies on our Board of Directors.
•	The need for a director possessing particular attributes or particular experience or expertise.
•	Other factors that it considers relevant, including any specific qualifications the Nominating and Governance Committee adopts from time to time.
Any stockholder may recommend a person to be considered as a Candidate or nominate one or more persons for election as a director of our Company. Our Board of Directors encourages stockholders who wish to recommend candidates to the Nominating and Governance Committee to send their recommendations in writing addressed to the Nominating and Governance Committee, United Fire & Casualty Company, Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909 using the procedures outlined in the “Communicating with the Board of Directors” section on page 45 of this proxy statement.
Transactions with Related Persons
The Nominating and Governance Committee follows a written policy relating to transactions involving United Fire and related persons. The policy sets forth our position and procedures with respect to review and approval or ratification of related party transactions. Under the policy, “related parties” are defined to include our executive officers and directors and their immediate family members, a stockholder owning in excess of five percent of our common stock, and entities in which any of the foregoing is employed or has a ten percent or greater beneficial ownership interest. A “related party transaction” is defined to include any transaction, arrangement or relationship in which we were, are or will be a participant and the amount involved exceeds $60,000 ($120,000 effective 2010), and in which any related party had, has or will have a direct or indirect material interest. The policy requires the Nominating and Governance Committee (or the Board of Directors upon referral by the Committee) to disapprove, approve or ratify any related party transactions. Related party transactions are approved or ratified only if they are determined to be in, or not inconsistent with, United Fire’s best interests.

Pursuant to the policy, the Nominating and Governance Committee gathers information from management and directors to determine what transactions it must review, coordinates with management to monitor for potential related person transactions, and reviews all transactions that could be considered to be a transaction with a related person. The Nominating and Governance Committee does not review transactions in the normal course of business unless the transaction involves an amount in excess of $60,000 ($120,000 effective 2010). The Nominating and Governance Committee reviews all transactions that are not in the ordinary course of business that would be required to be reported under SEC Form 10-K, Item 13 if the amount involved exceeded $120,000. If the Nominating and Governance Committee determines there is a transaction or proposed transaction with a related person that must be reported under SEC Form 10-K, Item 13, it disapproves, approves or ratifies the transaction or proposed transaction and reports to the Board of Directors. There were no such transactions since the beginning of our last fiscal year and there are no such currently proposed transactions, except as set forth below.
Cedar Rapids Bank & Trust (“CRBT”) is a subsidiary of QCR Holdings, Inc. (“QCRH”). Mr. Douglas M. Hultquist, one of our directors, serves as the President and Chief Executive Officer and a director of QCR. During 2009, CRBT provided us the following services for the indicated fees: (a) management of our daily cash ($248,795); (b) management of a portion of the assets of our pension plan ($4,776); and (c) providing a $50,000,000 line of credit ($125,000). All of these services were provided by CRBT in the ordinary course of business on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other customers. We expect this relationship to continue and that CRBT will continue to provide services to us.
During 2009, certain directors and parties related to directors were customers of United Fire, and it is anticipated that such individuals or parties will continue to be customers of United Fire. All transactions between United Fire and its directors or related parties were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons.
DIRECTOR COMPENSATION
Qualified directors must be individuals who have the required background, experience and functional expertise to provide us with strategic direction and oversight. We have designed the compensation of our directors to attract and retain qualified directors and to align director compensation with the interests of our stockholders. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation plans and the elements of director compensation. During 2009 the Compensation Committee engaged Compensation Resources, Inc. (“CRI”), an independent outside compensation consultant, to provide information and advice regarding director and executive officer compensation.
During 2009, all non-employee directors received a base director’s retainer for service on the Board of Directors for that year. The Vice Chairman of the Board of Directors and the chairs of the respective standing board committees each received an additional retainer for their service. In addition, non-employee directors receive attendance fees for their attendance at board and committee meetings. We also reimburse direct expenses, such as travel expenses, incurred by non-employee directors to attend board and committee meetings. During 2009, based upon the recommendation of the Compensation Committee, the Board of Directors did not issue any options for our non-employee directors to acquire our common stock under our Nonqualified Director Stock Option and Restricted Stock Plan.

The following table shows the fee structure and retainers paid to our non-employee directors during 2009.

Base Annual Retainer — All Directors	$20,000
Additional Annual Retainer — Vice Chairman	$20,000
Additional Annual Retainer — Committee Chairs	$10,000
Board Meeting Attendance — Regular	$2,000 / each meeting
Board Meeting Attendance — Unscheduled Major Meeting (1)	$1,000 / each meeting
Board Meeting Attendance — Unscheduled Meeting	$500 / each meeting
Committee Meeting Attendance — Audit Committee	$1,000 / each meeting
Committee Meeting Attendance — All Other Committees	$500 / each meeting
Reimbursement for travel and other expenses related to board service.	As incurred

(1)	As designated by the Chief Executive Officer and the Chair of the Compensation Committee.
At the November 2009 regular meeting of the Board of Directors, a new fee and retainer structure was put into place for all non-employee directors. Certain directors were paid pro-rated retainer fees based on their newly designated responsibilities.
The following table shows the revised fee structure and retainers established for our non-employee directors starting in November 2009.

Base Annual Retainer — All Directors	$20,000
Additional Annual Retainer — Chairman	$50,000
Additional Annual Retainer — Vice Chairman	$20,000
Additional Annual Retainer — Audit Committee, Compensation Committee, Nominating and Governance Committee, and Investment Committee Chairs	$10,000
Additional Annual Retainer — Risk Management Committee Chair	$5,000
Board Meeting Attendance — Regular	$2,000 / each meeting
Board Meeting Attendance — Unscheduled Major Meeting (1)	$1,000 / each meeting
Board Meeting Attendance — Unscheduled Meeting	$500 / each meeting
Committee Meeting Attendance — Audit Committee	$1,000 / each meeting
Committee Meeting Attendance — All Other Committees	$500 / each meeting
Reimbursement for travel and other expenses related to board service	As incurred

(1)	As designated by the Chief Executive Officer and the Chair of the Compensation Committee.

The following table shows individual non-employee director compensation during 2009.
Non-Employee Director Compensation — 2009

	Fees Earned or				All Other		Total
	Paid in Cash		Option Award		Compensation		Compensation
Name	($)		($)(1)		($)(2)		($)
Christopher R. Drahozal	$31,000		$—	(3)	$—		$31,000
Jack B. Evans	70,800	(4)	—	(5)	64		70,864
Thomas W. Hanley	43,500		—	(6)	—		43,500
Douglas M. Hultquist	33,500		—	(7)	—		33,500
James A. Leach	24,000		—	(8)	719		24,719
Casey D. Mahon	30,500		—	(9)	1,652		32,152
George D. Milligan	40,500		—	(10)	495		40,995
James W. Noyce	10,000		—	(11)	—		10,000
Mary K. Quass	33,500		—	(12)	—		33,500
John A. Rife	36,700	(13)	—	(14)	142,168	(15)	178,868
Kyle D. Skogman	45,500		—	(16)	—		45,500
Frank S. Wilkinson Jr.	41,500		—	(17)	5,117		46,617

(1)	No options were awarded to the directors during 2009.

(2)	Except for Mr. Rife, amounts shown in this column represent reimbursement for travel and other incidental expenses for attendance at Board of Director and committee meetings.

(3)	Aggregate options outstanding at 12/31/2009 — 12,333.

(4)	Mr. Evans’ fees include $300 of compensation earned as a director of our subsidiary companies — United Fire & Indemnity Company, Texas General Indemnity Company and American Indemnity Financial Corporation.

(5)	Aggregate options outstanding at 12/31/2009 — 9,133.

(6)	Aggregate options outstanding at 12/31/2009 — 12,333.

(7)	Aggregate options outstanding at 12/31/2009 — 5,000.

(8)	Aggregate options outstanding at 12/31/2009 — 5,000.

(9)	Aggregate options outstanding at 12/31/2009 — 12,933.

(10)	Aggregate options outstanding at 12/31/2009 — 14,133.

(11)	Aggregate options outstanding at 12/31/2009 — 0.

(12)	Aggregate options outstanding at 12/31/2009 — 14,333.

(13)	Mr. Rife’s fees include $200 of compensation earned as a director of our subsidiary companies — Addison Insurance Company, United Fire & Indemnity Company, Texas General Indemnity Company and American Indemnity Financial Corporation.

(14)	Aggregate options outstanding at 12/31/2009 — 77,500.

(15)	Mr. Rife retired as President and Chief Executive Officer of our life insurance subsidiary, United Life Insurance Company, effective May 31, 2009. The amount in this column reflects $50,000 in salary earned by Mr. Rife as President and Chief Executive Officer of United Life Insurance Company, during the year; $70,000 earned under a consulting agreement between Mr. Rife and United Fire; a $19,566 change in value of his benefits under the United Pension Plan and deferred compensation earnings during the year; and $2,602 in perquisites.

(16)	Aggregate options outstanding at 12/31/2009 — 11,933.

(17)	Aggregate options outstanding at 12/31/2009 — 13,333.

EXECUTIVE OFFICERS
Listed below are the names, ages (as of December 31, 2009) and positions held by each of our executive officers.

Name	Age	Position
Randy A. Ramlo	48	President and Chief Executive Officer
Michael T. Wilkins	46	Executive Vice President, Corporate Administration
Dianne M. Lyons	46	Vice President and Chief Financial Officer
David E. Conner	51	Vice President and Chief Claims Officer
Barrie W. Ernst	55	Vice President and Chief Investment Officer
Kent J. Hutchins	51	Vice President and Chief Operating Officer, United Life Insurance Company
Neal R. Scharmer	53	Vice President, General Counsel and Corporate Secretary
The business experience of Randy A. Ramlo is set forth on page 7 under the caption “Continuing Directors Not Up for Election.”
Michael T. Wilkins became our Executive Vice President, Corporate Administration, in May 2007. He was our Senior Vice President, Corporate Administration, from May 2004 until May 2007, our Vice President, Corporate Administration, from August 2002 until May 2004 and the resident Vice President in our Lincoln regional office from 1998 until 2002. Prior to 1998, Mr. Wilkins held various other positions within our Company since joining us in 1985.
Dianne M. Lyons was appointed Chief Financial Officer in May 2006. She was appointed Vice President in May 2003 and served as our Controller from 1999 until May 2006. Ms. Lyons has been employed by us in the accounting department since 1983.
David E. Conner was appointed our Vice President and Chief Claims Officer, effective January 1, 2005. Mr. Conner has served in various capacities within the claims department, including claims manager and Assistant Vice President, since joining us in 1998.
Barrie W. Ernst is our Vice President and Chief Investment Officer. He joined us in August 2002. Previously, Mr. Ernst served as Senior Vice President of SCI Financial Group, Cedar Rapids, Iowa, where he worked from 1980 to 2002. SCI Financial Group was a regional financial services firm providing brokerage, insurance and related services to its clients.
Kent J. Hutchins was named Vice President and Chief Operating Officer of our life insurance subsidiary, United Life Insurance Company, in May 2007 after serving as its Vice President and General Manager from August 2006 until May 2007. Mr. Hutchins was previously employed by Tricor Lending and Financial Services in Prairie du Chien, Wisconsin. As an employee of Tricor, he was a member of our life agency force for 25 years before joining United Life Insurance Company as a marketing representative for the state of Wisconsin in June 2004.
Neal R. Scharmer was appointed our Vice President and General Counsel in May 2001 and Corporate Secretary in May 2006. He joined us in 1995.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board of Directors is responsible for developing the philosophy and structure of compensation for our named executive officers and other executive officers. Our named executive officers are Randy A. Ramlo, our President, Chief Executive Officer and principal executive officer; Dianne M. Lyons, our Vice President, Chief Financial Officer and principal financial officer; Michael T. Wilkins, our Executive Vice President; Barrie W. Ernst, our Vice President and Chief Investment Officer; Neal R. Scharmer, our Vice President, General Counsel and Corporate Secretary; and Scott McIntyre Jr., the former Chairman of our Board of Directors. Mr. McIntyre passed away on October 6, 2009. He is included in our listing of named executive officers because he would have been a named executive officer had he been living on December 31, 2009. Each year, the Compensation Committee reviews and recommends to the Board of Directors the compensation of our named executive officers and other executive officers.

Changes During 2009
Some changes occurred during the fourth quarter of 2009 that affected both the structure and compensation of our Board of Directors and named executive officers. Following the death of Mr. McIntyre in October 2009, Jack B. Evans was elected as Chairman of our Board of Directors.
Changes Beginning 2010
The Board of Directors revised our corporate aircraft policy effective January 1, 2010. The revised policy provides that for security reasons Mr. Ramlo is required to use our corporate aircraft for business travel whenever it is practical to do so. We expect our other executive officers to use the corporate aircraft for business travel whenever it is reasonable to do so. We permit Mr. Ramlo, his spouse, and anyone else specifically designated by our Board of Directors to use the aircraft for personal travel. We also permit the spouses of our directors to accompany them when they use our corporate aircraft for business purposes related to their service to us as a director. Under Internal Revenue Service regulations, we report the value of personal use of the corporate aircraft as ordinary income. We increase the individual’s cash compensation to pay the income taxes associated with their personal use of the corporate aircraft. The Board of Directors has not designated any person, other than Mr. Ramlo, who may use our corporate aircraft for personal travel.
For 2010, the Compensation Committee, with the assistance of Compensation Resources, Inc. (“CRI”), established a new peer group of companies for benchmarking compensation of our executive officers. This peer group includes: Affirmative Insurance Holdings Inc., American Physicians Capital, Baldwin & Lyons Inc., CNA Surety Corporation, EMC Insurance Group, Inc., Employers Holdings, Inc., Hilltop Holdings, Inc., Horace Mann Educators Corporation, Meadowbrook Insurance Group Inc., Midland Company, National Interstate Corporation, Procentury Corporation, RLI Corporation, Selective Insurance Group Inc., and State Auto Financial Corporation. For our life insurance subsidiary, United Life Insurance Company, the peer group includes: Atlantic American Corporation, Citizens, Inc., and Financial Industries Corporation.
Compensation and Benefits Philosophy
The objectives of our compensation programs for executive officers are to attract and retain qualified executive officers, assure that our compensation of executive officers is fair and reasonable and provide incentives to our executive officers that are tied to both executing a sound business strategy and achieving stockholder value.
The Compensation Committee Charter, which was adopted by our Board of Directors, governs the Compensation Committee’s activities and spells out its responsibilities. Some key features of that charter include:
•	The Compensation Committee must be composed of only independent directors, with a minimum of three members.
•	The Compensation Committee must conduct at least two meetings each calendar year.
•	The Compensation Committee has the resources and authority to retain and compensate any outside counsel, expert, consultant or advisor it deems appropriate and necessary.
The responsibilities and functions of the Compensation Committee that relate to compensation for executive officers and directors are as follows:
•	Annually review and recommend to the Board of Directors for approval the salaries, bonus and other compensation for all of our named executive officers.
•	Review and discuss with management the information reported in the Compensation Discussion and Analysis section of this proxy statement, and based on the review and discussions recommend to the Board of Directors that it be included in our proxy statement and incorporated by reference in our Annual Report on Form 10-K.

•	Approve and grant, or recommend to the Board of Directors the approval and granting of, stock options, restricted stock, and other types of equity-based compensation in accordance with the terms of stock option and other equity-based plans.
•	Periodically review and report to the Board of Directors the competitiveness of our executive compensation programs.
•	Periodically review and recommend to the Board of Directors for approval the compensation of our directors.
•	Periodically review and make recommendations to the Board of Directors concerning appropriate levels of liability insurance for our directors and officers.
•	Annually evaluate the Compensation Committee Charter and the Compensation Committee’s performance and make such reports to the Board of Directors as it deems warranted.
•	Prepare and approve the Compensation Committee’s Report for inclusion in our annual proxy statement and incorporation by reference in our Annual Report on Form 10-K in compliance with applicable rules and regulations of the SEC and NASDAQ.
When determining compensation levels for our executive officers, the Compensation Committee considers the following principles:
•	Performance. We strive to reward performance of our executive officers by linking compensation to individual performance, business unit performance, and company performance. Management believes that tying an individual’s compensation to these three performance indicators is an important part of aligning our objectives with the personal interest of our executive officers.
•	Fairness and Reasonableness. We strive to provide compensation and benefit programs that are fair and that reasonably reward executive officers for their services without outpacing salaries paid by comparable companies. The Compensation Committee reviews a variety of factors, including the cost of living and quality of life in the geographical areas where we are located, the executive’s experience level, the responsibilities of an executive’s position, our employee-friendly culture, the desire to avoid significant compensation disparities between executive officers and all other employees, and compensation and benefits of executives of other insurance companies and other companies of comparable size and geographic scope.
•	Cost. By designing compensation programs that are cost-effective and affordable, we strive to protect the interests of our stockholders.
In determining the overall compensation for our executive officers for 2009, the Compensation Committee utilized information contained in an executive salary study provided every two to three years by CRI. Rather than utilizing salary and benefit data of specific peer companies, CRI conducted a study of data contained within the following ten published salary surveys:
•	Benchmark Database Finance, Accounting, & Legal Survey Report©; William M. Mercer
•	Executive Assessor©; Economic Research Institute (ERI)
•	Executive Compensation Report — Insurance Industry©; Confidential Data Source
•	Executive Compensation Survey©; Confidential Data Source
•	National Executive & Senior Management Compensation Survey©; Confidential Data Source
•	Property & Casualty Agency / Brokerage Compensation & Benefits Survey©; Compensation Consulting Services

•	Salary Source©; HR Answers
•	Survey of Surety Bond Positions©; Hewitt Associates LLC
•	Survey Report on Health, Annuity & Life Insurance Management Compensation©; Watson Wyatt
•	Survey Report on Property & Casualty Insurance Management Compensation©; Watson Wyatt
In performing its study, CRI drew information from companies included in the ten surveys that are in or serve the insurance or financial services industries that met one or more of the following criteria: Industry group (Insurance Carriers); Geographic location (Cedar Rapids, Iowa; Midwestern United States); Assets ($1.2 billion property—casualty segment; $1.5 billion — life segment); Premium ($500 million — property—casualty segment; $127 million — life segment); and Employee size (approximately 700). The survey data relied upon by CRI does not provide a separate listing of individual companies included within the data, but was based on companies that met at least one of the foregoing criteria. The Compensation Committee last received a salary study from CRI in February 2010 for use in setting 2010 salaries.
In the interim periods between salary studies, the Compensation Committee received information from CRI about general salary movement within the marketplace and considers this information, in conjunction with its overall review of performance-based and long-term incentive compensation, to determine total executive compensation consistent with our compensation and benefits philosophy. The Compensation Committee utilized the comparative information obtained from CRI as one component in determining the overall compensation of its executive officers. Results of the 2009 general market analysis showed that three of our named executive officers were under or just over the 25th percentile of base salary levels. Informal guidelines established by the Compensation Committee call for establishing base salaries for our named executive officers that place them each individually between the 25th and 50th percentile of the base salary level determined by CRI’s salary study for each position.
In establishing 2009 base salaries for our named executive officers, the Compensation Committee considered the information provided by CRI, together with other factors, including the cost of living and quality of life in the geographical areas where we are located, the executive’s experience level, the responsibilities of an executive’s position, our employee-friendly culture, our existing compensation structure, and our desire to avoid significant compensation disparities between our executive officers and all other employees. The Compensation Committee considers all of the factors previously discussed when making compensation decisions.
Our Board of Directors uses a total compensation approach to executive compensation, and currently considers both currently-paid compensation and long-term incentive compensation to be necessary compensation tools. Our Board of Directors awards long-term incentive compensation on a discretionary basis for other than named executive officers. Currently-paid compensation, coupled with long-term incentives, provides the Compensation Committee and the Board of Directors the flexibility necessary to design compensation programs that are fair and appropriate. The Compensation Committee believes our compensation philosophy and structure are designed to provide incentives appropriate to the avoidance of excessive risk taking and risk exposure.
We have no written employment contracts or severance agreements with any of our executives. All our employees, including all executive officers, are “at will” employees.
Directors and Executive Officers as Stockholders
We believe that ownership of our common stock by our directors and executive officers promotes the alignment of their interests with those of our Company and our stockholders. Our articles of incorporation require that all directors own our stock. A Board of Directors’ policy sets forth guidelines for stock ownership by our directors and executive officers. The goal of these guidelines is to have our directors and executive officers hold a meaningful stake in our Company.

The following table shows the number of shares targeted by the guidelines to be owned by our directors and named executive officers. Current beneficial ownership for each director and named executive officer can be found in the table on page 42 of this proxy statement.

		Target Number of Shares
		of Common Stock to	Date Shares are to be
Name	Tier (1)	be Beneficially Owned	Beneficially Owned by
Each Non-employee Director	N/A	1,500	May 21, 2013 (2)
Randy A. Ramlo	3	24,063	December 31, 2012
Dianne M. Lyons	2	11,602	December 31, 2012
Michael T. Wilkins	2	12,375	December 31, 2012
Barrie W. Ernst	1	8,319	December 31, 2012
Neal R. Scharmer	1	5,523	December 31, 2012

(1)	Equity ownership targets for executive officers in Tier 3 were calculated as the number of shares equal to two times their base salary on January 1, 2008 divided by the closing price of our common stock on January 1, 2008. Equity ownership targets for executive officers in Tier 2 were calculated as the number of shares equal to one and one half times their base salary on January 1, 2008 divided by the closing price of our common stock on January 1, 2008. Equity ownership targets for executive officers in Tier 1 were calculated as the number of shares equal to their base salary on January 1, 2008 divided by the closing price of our common stock on January 1, 2008.

(2)	Under the guidelines, each non-employee director must own the target number of shares by May 21, 2013 or within five years of their election to the Board of Directors, whichever comes later.
Elements of Compensation
We compensate our executive officers using direct compensation and company-sponsored benefit plans. As direct compensation, we pay base salary, performance-based cash awards, flexible benefit credits and equity awards. Company-sponsored benefit plans include insurance plans and retirement plans. In addition, as a minor part of our compensation program, we provide perquisites to certain of our executive officers.
Direct Compensation
Direct compensation consists of (a) base salary, (b) annual performance-based cash awards, (c) flexible benefit credits and (d) long-term equity based awards. We pay these elements of direct compensation because we believe each of the following to be true:
•	A fair and reasonable base salary is essential to attract and retain good executives.
•	Annual performance-based cash awards are valuable to recognize and reward both individual achievement and the executive’s role in our overall performance.
•	Equity-based compensation helps executives to “think like owners” and, therefore, aligns their interests with those of our stockholders.
Flexible benefit credits allow executives to elect benefits that correspond to their individual needs and preferences.
Base Salary
We design base salary to attract and retain experienced executives who can help us achieve our business goals. We determine an executive’s initial base salary by considering a variety of components, including the executive’s experience level, the responsibilities of the executive’s position, our existing compensation structure, compensation levels at other companies, the cost of living and quality of life in the geographical areas where we are located and our employee-friendly culture. In addition, to determine increases in an executive’s base salary, we consider individual performance, pertinent experience with us and increases in responsibility. We also considered the impact that Hurricane Katrina had on our operating results.
•	Randy A. Ramlo — In establishing his compensation for 2009, the Compensation Committee considered the following factors when assessing Mr. Ramlo’s performance as CEO:
•	Mr. Ramlo’s goals and objectives for the year, which included attaining a return on equity of 13% or more, growing direct written premium by 3% or more, limiting our underwriting expense ratio to 31% or less, limiting our combined ratio to 94% or less, increasing our average agency premium size, developing a plan for enhancing our disaster recovery center, continuing our emphasis on loss control, emphasizing life company products, incorporating predictive modeling into at least one line of business, and managing our catastrophe exposure.

•	Factors that hindered the achievement of Mr. Ramlo’s quantitative goals, which included the continuing soft market conditions within the insurance industry, the weak investment market environment, and the historic flooding of our home office.
•	Our performance relative to the insurance industry.
•	The occurrence of company-specific extraordinary events during 2008, including the 2008 flooding of our home office.
•	Mr. Ramlo’s leadership during the relocation of the home office caused by the 2008 flood.
•	Mr. Ramlo’s continued growth in his second year as our President and Chief Executive Officer.
The Compensation Committee also considered Mr. Ramlo’s compensation in the context of the committee’s general understanding of current compensation practices. Based on its overall assessment, the Compensation Committee recommended and the Board of Directors set Mr. Ramlo’s 2009 base salary at $400,000, which was a 14.2 percent increase over 2008.

•	Other Named Executive Officers — Mr. Ramlo evaluated the performance and experience of the other named executive officers and presented his assessment of their individual performance and salary recommendation to the Compensation Committee. The Compensation Committee considered Mr. Ramlo’s recommendations along with its own evaluations when determining its compensation recommendation to the Board of Directors.
•	Dianne M. Lyons — Mr. Ramlo based his evaluation of Ms. Lyons on the following performance and experience criteria: timeliness and accuracy of financial reporting; reduced number and materiality of audit recommendations; continued enhancement of the quality and efficiency of internal controls; her continued growth in the role of Chief Financial Officer; her assumption of new duties relating to our registration under the Exchange Act; her assumption of new duties as liaison to our institutional investors and the investment community; and her experience gained in handling flood-related disaster cash management.

Based upon Mr. Ramlo’s report, its overall assessment of Ms. Lyons’ performance, and the Compensation Committee’s general understanding of current compensation practices, the Compensation Committee recommended, and the Board of Directors set, Ms. Lyons’ 2009 base salary at $250,000; an 11.1 percent increase over 2008.
•	Michael T. Wilkins — Mr. Ramlo based his evaluation of Mr. Wilkins on the following performance and experience criteria: gain in personal lines underwriting experience; his role in implementing and continuing the quality of our reinsurance program in general and our catastrophe coverage in particular; his evaluation and analysis of our catastrophe exposure; his management of our product development and rate setting function; maintaining industry competitiveness through the use of information technology; growth in the efficiency of our information technology operations; and growth in and assumption of greater responsibilities as Executive Vice President.

Based upon Mr. Ramlo’s report, its overall assessment of Mr. Wilkins’ performance, and the Compensation Committee’s general understanding of current compensation practices, the Compensation Committee recommended, and the Board of Directors set, Mr. Wilkins’ 2009 base salary at $270,000; a 12.5 percent increase from 2008.
•	Barrie W. Ernst — Mr. Ramlo based his evaluation of Mr. Ernst on the following performance and experience criteria: his successful management of our investment portfolio during challenging economic times; his ability to maintain adequate return on investments to meet our ongoing financial obligations; his hiring an management of various outside firms who handle certain investments on our behalf; and his ability to limit our exposure to below investment grade securities as identified by the National Association of Insurance Commissioners.

Based upon Mr. Ramlo’s report, its overall assessment of Mr. Ernst’s performance, and the Compensation Committee’s general understanding of current compensation practices, the Compensation Committee recommended, and the Board of Directors set, Mr. Ernst’s 2009 base salary at $250,000; a 3.3 percent increase over 2008.
•	Neal R. Scharmer — Mr. Ramlo based his evaluation of Mr. Scharmer on the following performance and experience criteria: his successful management and settlement of claims litigation, particularly as related to catastrophe losses; his negotiation and review of key vendor contracts; his hiring and management of various outside legal counsel used by our Company; his management of outside legal expenses incurred by our Company; and his hiring, development and management of our in-house legal staff.

Based upon Mr. Ramlo’s report, its overall assessment of Mr. Scharmer’s performance, and the Compensation Committee’s general understanding of current compensation practices, the Compensation Committee recommended, and the Board of Directors set, Mr. Scharmer’s 2009 base salary at $172,500; a 7.4 percent increase over 2008.
Annual Performance-Based Cash Awards
We maintain an annual incentive plan that provides annual performance-based cash awards. This plan links a portion of annual compensation directly to our performance. Each calendar year, all employees are eligible to participate in the plan if they (a) have worked for us for at least twelve months, (b) have 1,000 hours of service during the calendar year and (c) are in our employ at the time the cash awards for that year are paid. Mr. McIntyre did not participate in this plan during 2009. Employees who are otherwise eligible to participate who retire during the calendar year receive payments under this plan prorated to the date of their retirement. Our objective in using the annual incentive plan is to provide a strong financial incentive to all employees to achieve critical corporate, branch and department goals. To measure achievement under the annual incentive plan for all eligible employees (except for Mr. Ramlo), we use three performance indicators: corporate return on equity (“ROE”), business unit targets based on losses and loss settlement expenses (loss ratio), and cost center expense targets. For Mr. Ramlo, we use two performance indicators: ROE and our corporate growth rate, as measured by our property—casualty segment’s direct premium written through our independent agencies. Each year, we establish minimum, target and maximum levels of performance for each performance indicator. After each fiscal year, we assess company performance for each performance indicator, comparing actual results to the pre-determined minimum, target and maximum levels. Attaining the highest level of performance in each of the three indicators would result in a cash award of 48.0 percent of base salary for Mr. Ramlo and 30.0 percent of base salary for our other named executive officers.
The Compensation Committee chose ROE as an annual incentive plan performance indicator because it believes that ROE is a good overall measure for evaluating our operating performance and that the value of our common stock is closely related to ROE performance. Accordingly, achieving ROE target levels should enhance our stock value and stockholder return. In determining whether we have achieved our ROE target goal, ROE is calculated based on after-tax consolidated earnings divided by average equity. We reserve the right to exclude the impact of net unrealized appreciation/depreciation from our ROE calculation so that our employees are not penalized or rewarded as a result of extraordinary swings in the equity and fixed income markets.
The Compensation Committee chose business unit loss ratios and cost center expense targets as annual incentive plan performance indicators because they are good measures of our underwriting performance and overall profitability. If we are able to keep our expenses in line with guidelines established for cost center expense targets, we are able to achieve profitability for our Company and value for our stockholders. In determining whether we have achieved our business unit targets, loss ratios are calculated by dividing direct premiums earned by direct losses incurred plus direct allocated loss settlement expenses paid. Cost center expense targets are measured by expenses expressed as a percentage of direct written premiums.
Mr. McIntyre did not participate in our annual incentive plan. During 2009, the Compensation Committee determined on a discretionary basis what, if any, annual performance-based cash awards to grant him. The Compensation Committee recommends this award to the Board of Directors, which has the final approval. In making this determination, the Compensation Committee considered our achievement of the same three performance indicators that are used in the annual incentive plan.

The following table shows the 2009 performance plan goals and actual results for our annual incentive plan. Payments to named executive officers under our annual incentive plan were made in March 2010 for performance during 2009.
Annual Incentive Plan — 2009

					Potential
					Percentage of
				2009 Annual	Total Incentive
	2009 Plan Goals			Incentive Plan	Plan Award to
	Threshold	Target	Maximum	Actual Results	Executive
Performance Measure	(%)	(%)	(%)	(%)	(%)
Return on Equity:
Chief Executive Officer	9.0%	12.0%	15.0%	-1.7%	75.0%
Other Named Executive Officers (1)	9.0	12.0	15.0	-1.7	60.0

Business Unit Loss Ratio:
Chief Executive Officer	—	—	—	—	—
Other Named Executive Officers (1)	60.0	52.5	45.0	60.5	20.0

Cost Center Expense Target:
Chief Executive Officer	—	—	—	—	—
Other Named Executive Officers (1)	3.0	2.5	2.0	2.3	20.0

Corporate Growth Rate:
Chief Executive Officer	2.5	5.0	7.5	-6.1	25.0
Other Named Executive Officers (1)	—	—	—	—	—

(1)	The only named executive officer who did not participate in our Annual Incentive Plan during 2009 was Mr. McIntyre.
Flexible Benefit Credits
We maintain a flexible benefit credits program for all of our employees. Under this program, we allocate flexible benefit credits to each employee based on a formula that considers length of service with us and base salary. All employees are treated the same under the program. Near the end of each year, our employees determine how to “spend” their flexible benefit credits for the coming year. Employees can allocate their credits among a variety of benefits, including supplemental life insurance, medical insurance, dental insurance, dependant life insurance and up to one week of vacation. If the flexible benefit credits allocated to an individual employee are not enough to cover their selected benefits, the difference is deducted from the employee’s base salary. If an employee has excess flexible benefit credits available after making his or her benefit elections, the employee can elect to take the excess credits as direct cash compensation or contribute cash to our 401(k) plan.
This program gives each employee the opportunity to select the medical and other insurance options that best meets his or her individual needs and preferences. Each employee must choose between three company-sponsored medical plan options or waive medical coverage. If an employee waives medical coverage, we reduce that employee’s flexible benefit credits. For 2009, we added a new medical coverage option, a high-deductible plan that allows employees to establish a health savings account to pay for unreimbursed medical expenses.
Long-Term Equity Based Awards
During 2008, the Compensation Committee implemented a redesigned equity compensation program for our executive officers. The program utilizes our 2008 Stock Plan, approved by the stockholders in May, 2008, which permits the issuance of both restricted stock and stock options, among other forms of equity compensation. The Compensation Committee believes that providing a balance of restricted stock and stock options is beneficial to us, our executives and our stockholders. The principal purpose of our Board of Directors granting stock options and restricted stock to executive officers is to retain those executives and to provide compensation that encourages those executives to increase stockholder value by executing our strategies and achieving our goals. The expense related to these option awards is recognized in our Consolidated Financial Statements over the vesting period of the awards.

The size of awards to executives under our equity compensation program is initially tied to the executive’s base salary. Under the equity compensation program, our executive officers are assigned to one of three “tiers” with each tier receiving a proportionate share of the pool of equity awards designated annually for all program participants. The size of the awards is adjusted based on our prior year’s operating results, so that in years when performance has proven to be commendable, our executives receive higher annual incentive awards and more equity, and in years when results are not at target, the award levels are diminished or eliminated.
The 2008 Stock Plan permits repricing of options only in the limited circumstances of a stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization, or similar adjustment to the security underlying the options, or our dissolution or liquidation.
The Board of Directors has adopted a written policy regarding the issuance of options under the 2008 Stock Plan. This policy provides that all options shall be issued at regularly scheduled meetings of the Board of Directors and that the exercise price for options issued under the 2008 Stock Plan shall be the closing market price on the option grant date.
During 2009, the Board of Directors granted no options under the 2008 Stock Plan to any of our named executive officers. Options previously granted by our Board of Directors under the 2008 Stock Plan have the following characteristics:
•	Options vest 20 percent each year on the first five anniversaries of the grant date. Options vest immediately if we enter into an agreement to dispose of all or substantially all of our assets or capital stock. Under the 2008 Stock Plan, the Board of Directors also has authority to accelerate vesting of stock options at their discretion.
•	Options expire on the sooner of:
•	Ten years after the date on which they are granted;
•	One year after the termination of employment for reason of death or disability; or
•	30 days after the termination of employment for any reason other than death or disability, unless extended by the Board of Directors for up to one year after termination of employment.
•	The exercise price is the closing market price for our common stock on the option grant date.
Company-Sponsored Benefit Plans
We believe the insurance and retirement benefit plans we sponsor are an important part of fair and reasonable compensation for all of our employees, including our executive officers. We design these benefit plans to attract and retain good employees, to provide a measure of financial security for our employees and to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences. We also provide these programs because we believe that employees who have a plan for health and financial security are better employees. We apply these programs equally to all employees. Our benefit plans consist of an insurance plan that provides health, vision, dental, disability and basic term life insurance coverage, and various retirement plans. These benefit plans are described below.
Insurance Plans
Our insurance package includes health, vision, dental, disability and basic term life insurance coverage. Executive officers participate in these benefits on the same basis as all of our other employees. These plans permit our employees to establish flexible spending accounts, up to statutorily prescribed maximum contribution amounts, to pay for qualifying unreimbursed medical and dependent care expenses. Beginning in 2009, we offered our employees a high deductible health insurance coverage option that allows them to establish a health savings account for the payment of deductibles and qualifying unreimbursed expenses. Employees can use their flexible benefit credits as discussed above to tailor their insurance coverage to meet their individual financial security goals and needs.

We use a schedule to provide basic term life benefits to each full-time employee based on that employee’s salary, with a maximum amount of $250,000 of coverage for employees with salaries in excess of $200,000. When an employee reaches age 65, we reduce this benefit to 50 percent of that employee’s previous benefit, up to a maximum benefit of $15,000.
We provide both short-term and long-term disability benefits to all of our employees. Employees are eligible to participate in our short-term disability program after one-half year of continuous employment. Benefits accrue under our short-term disability plan based on the number of years of service with us and then are calculated as a percentage of base salary. Short-term disability benefits terminate after six months.
Employees with one year of continuous service are eligible for our long-term disability program. Benefits under this program begin once an employee has been totally disabled for a period of six months. Benefits are calculated as a percentage of base salary. Employment with us terminates when an employee begins receiving long-term disability benefits.
Retirement Plans
We provide retirement benefits to all of our employees, including executive officers, through a combination of qualified and non-qualified plans. Benefit plan levels are not tied to company, business area or individual performance.
Defined Benefit Pension Plan. The United Pension Plan is a qualified defined benefit pension plan intended to supplement our employees’ retirement income and provide a measure of financial security in retirement. All of our employees who are 21 years of age and older automatically participate in the plan after completing one year of employment and 1,000 hours of service to us. Once eligibility criteria are met, the employee participates in the plan on the next January 1 or July 1. Employees become 100 percent vested in the plan after completing five years of service. Plan benefits equal 1.25 percent of an employee’s five year average annual compensation, plus .5 percent of average annual compensation in excess of covered compensation, multiplied by the lesser of years of service or 35 years. Covered compensation is determined by reference to the Social Security taxable wage base. Average annual compensation means annual compensation, averaged over the period of five consecutive years of service that produces the highest average. In most cases, the five year measurement period is the last five years of full-time employment prior to retirement.
Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for executives at the vice president level or higher. We use this plan to provide these executives the opportunity to plan and supplement their retirement income by deferring receipt of part of their base salary and/or annual performance-based cash award. We hold the amounts deferred by an executive in a separate account for the benefit of that executive.
We pay the deferred amounts to the executive upon termination of employment for any reason after the executive reaches age 59 1/2. The executive may elect to receive the benefits in a lump sum or in annual installments over a period of years ending not later than the year in which the executive reaches 75 years of age. An executive with less than five years of service who defers compensation under this plan forfeits 60 percent of the deferred amounts if that executive terminates employment prior to attaining age 59 1/2. An executive with at least five years of service but less than ten years of service who defers compensation under this plan forfeits 30 percent of the deferred amounts if that executive terminates employment prior to attaining age 59 1/2. An executive becomes fully vested in amounts deferred under our deferred compensation plan when the executive has attained ten years of service or reached age 59 1/2. If the executive dies or becomes disabled while employed by us, we will pay the plan benefits as directed by the executive. The amounts deferred are subject to our creditors. Because an executive has a risk of forfeiture upon termination of employment prior to age 59 1/2, we believe this plan is an important tool to retain our executive officers.
Self-Funded 401(k) Investment Plan. We sponsor a 401(k) plan that allows all our employees, including executive officers, to make pre-tax contributions, up to statutorily allowed maximums, to an individual 401(k) retirement account and/or to make after-tax contributions to a Roth 401(k) retirement account. Our 401(k) plan offers a variety of investment options, including investment in our stock. Our 401(k) plan allows us to make discretionary contributions to the plan. Because we maintain and fund the defined benefit pension plan, we make no discretionary contributions to the 401(k) plan and we do not match employees’ contributions to the 401(k) plan.

Employee Stock Ownership Plan. We established the United Fire Group Employee Stock Ownership Plan (ESOP) so employees could share in our growth and prosperity. This plan does not permit employee contributions. We make contributions to this plan from time to time at the discretion of management. The plan allocates contributions to plan participants on a basis determined by base salary level and years of service to us. All employees, including executive officers, are automatically enrolled in this plan when they reach age 21, complete one year of service and meet minimum hourly service requirements. Participants are 100 percent vested in the ESOP plan after completing five years of eligible service. Because employees must be participants in this plan for five years to be fully vested, we believe this plan provides additional incentive to employees to remain with us.
Employee Stock Purchase Plan. The employee stock purchase plan is a non-qualified plan that allows all our employees, including executive officers, to purchase shares of our common stock through periodic payroll deductions of $10 or more per pay period. Plan participants can also make optional cash contributions of $10 or more in any given month to purchase additional shares. We maintain this plan to provide an opportunity for employees to invest in our stock. We believe that employees who own our stock will be more likely to execute our business strategies to achieve stockholder value.
Perquisites
We do not rely upon perquisites as a method of providing significant compensation to any of our employees, preferring instead to use direct compensation and benefit plans. We provide perquisites that are related to our business or that we believe are necessary to attract and retain key executive personnel.
For security reasons, during 2009 the Board of Directors required Mr. McIntyre and Mr. Ramlo to use our corporate aircraft for business travel whenever it was practical to do so. We expect our other executive officers to use the corporate aircraft for business travel whenever it is reasonable to do so. During 2009 we permitted Mr. McIntyre, Mr. Ramlo and their spouses to use the aircraft for personal travel. Under Internal Revenue Service regulations, we report the value of their personal use of the corporate aircraft as ordinary income. We increased their cash compensation to pay the income taxes associated with their personal use of the corporate aircraft.
In addition to the use of our corporate aircraft, we provided the following other perquisites during 2009:
•	For Mr. McIntyre, we provided two universal life insurance policies with face values totaling $540,600. Benefits under this policy were paid out upon Mr. McIntyre’s death in 2009.
•	For Mr. McIntyre, we offered home telephone and internet service to enhance his ability to provide services to us.
•	Because Mr. Ramlo, Ms. Lyons, Mr. Wilkins, Mr. Ernst and Mr. McIntyre used a country club for business entertainment, we paid one-half of the monthly dues for each of these executives during 2009.
As permitted by Internal Revenue Service regulations, we do not deduct the amount of these payments as business expenses and we do not report the value of these perquisites as income to the executive officers for income tax purposes.
The Annual Compensation Process
Role of Management
Our Chief Executive Officer has a key role in determining compensation levels for executive officers other than himself. He directs the collection and compilation of data for consideration by the Compensation Committee. Guided by the principles discussed under “Compensation and Benefits Philosophy,” our Chief Executive Officer:
•	Identifies appropriate performance measures and recommends to the Compensation Committee performance targets to determine annual and long-term awards.
•	Using survey data and publicly disclosed compensation, develops compensation guidelines for each executive position.
•	Based on survey data and on our performance, recommends annual salary and long-term awards to the Compensation Committee.
•	Briefs each executive on the guidelines established for that executive’s position.

Role of the Compensation Committee and the Board of Directors
The Compensation Committee and the Board of Directors refer to the principles discussed under “Compensation and Benefits Philosophy” to guide them in determining and implementing compensation programs for our executive officers. For executive officers other than our Chief Executive Officer, the Compensation Committee receives and reviews the recommendation of management as described above and makes recommendations to the full Board of Directors. The full Board of Directors then acts on these recommendations to set the compensation of our executive officers.
The Compensation Committee and the Board of Directors take the following steps to approve the compensation of our Chief Executive Officer:
•	The Compensation Committee, with the occasional assistance of CRI, identifies appropriate performance measures.
•	The Compensation Committee considers the various components of compensation discussed under the headings Compensation and Benefits Philosophy and Base Salary, above, and reviews data provided by CRI and management, along with data it obtains from public sources. Based on that consideration and review, it recommends to the full Board of Directors the annual salary and long-term awards for our Chief Executive Officer.
•	The full Board of Directors reviews and considers the proposals of the Compensation Committee and makes its final determination based on our best interests and the best interests of our stockholders.
Role of Independent Consultants
Under its charter, the Compensation Committee has the authority to employ the services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee from time to time engages the services of CRI as its independent outside compensation consultant to provide advice on specific compensation matters. When engaged, a CRI consultant provides services and reports directly to the Compensation Committee on matters of executive compensation. The Compensation Committee made the decision to engage CRI as its consultant. Management did not participate in the selection process or recommend CRI, and management does not participate in specific matters assigned to CRI by the Compensation Committee. Although particular assignments may vary, compensation consultant engagements with the Compensation Committee have included:
•	Reviewing and advising on all principal aspects of executive and non-employee director compensation, including base salaries and annual incentive awards for executive officers, and cash compensation and equity awards for non-employee directors.
•	Reviewing and advising on target performance levels and the design of our annual incentive plan.
•	Providing advice on executive and director compensation matters as requested by the Compensation Committee.
•	Reviewing and advising on the equity compensation program and the 2008 Stock Plan.
The Compensation Committee engaged CRI during 2009 to advise them generally on executive compensation matters. This assignment continued into 2010 with respect to advice on executive compensation.
CRI also assists our human resources department with, among other things, structuring various compensation programs that are available to all of our employees. To maintain the independence of the CRI employee who provides services to the Compensation Committee, during 2009 this individual did not provide any other services to us. Furthermore, the Compensation Committee requires the following:
•	The individual who provides consulting services to the Compensation Committee shall not provide any other services to us.

•	The individual who provides services to the Compensation Committee shall report only to the committee, shall not provide reports to our human resources department or to management, and shall not meet with our human resources department or management.
•	The individual who provides services to the Compensation Committee shall keep confidential and separate from management all information provided by or to the Compensation Committee.
The fees charged by CRI for work done on behalf of our human resources department during 2009 did not rise to the level requiring disclosure under Item 407(e)(3)(iii) of Regulation S-K of the Exchange Act, as amended.
REPORT OF THE COMPENSATION COMMITTEE
March 2010
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s annual proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
Compensation Committee
Frank S. Wilkinson Jr., Chair
Christopher R. Drahozal
Casey D. Mahon
George D. Milligan
Mary K. Quass

Summary Compensation Table — 2009

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred		All
				Stock	Option	Incentive Plan	Compensation		Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings		Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)(2)(3)	($)(4)	($)		($)(5)	($)
Randy A. Ramlo	2009	400,000	—	—	—	—	13,660		9,882	423,542
President / Chief	2008	350,000	—	131,012	128,593	—	14,248		10,930	634,784
Executive Officer	2007	281,250	—	—	179,293	101,250	13,428		10,794	586,015

Dianne M. Lyons	2009	250,000	—	—	—	12,500	15,317		8,310	286,127
Vice President / Chief	2008	225,000	—	71,908	70,591	11,250	13,741		8,141	400,631
Financial Officer	2007	188,750	—	—	119,529	54,738	10,396		8,359	381,772

Scott McIntyre Jr.(6)	2009	223,958	—	—	—	—	—		100,540	324,498
Chairman of the Board	2008	375,000	—	—	30,203	—	1,497		57,918	464,618
	2007	375,000	100,000	—	239,057	—	(75,704	) (7)	73,936	712,289

Michael T. Wilkins	2009	270,000	—	—	—	13,500	12,112		8,310	303,922
Executive Vice President	2008	240,000	—	77,324	75,891	12,000	12,555		8,141	425,911
	2007	205,625	—	—	119,529	59,631	10,261		8,823	403,869

Barrie W. Ernst	2009	250,000	—	—	—	12,500	8,095		8,254	278,849
Vice President / Chief	2008	242,000	—	64,988	63,794	12,100	7,012		8,141	398,035
Investment Officer	2007	230,000	—	—	59,764	66,700	5,634		8,951	371,049

Neal R. Scharmer	2009	172,500	—	—	—	—	2,948		8,310	183,758
Vice President / General	2008	160,675	—	42,389	41,600	—	4,583		8,141	257,388
Counsel / Corporate Secretary	2007	150,000	—	—	59,764	40,500	4,072		8,823	263,159

(1)	The amounts shown in this column represent base salary without deductions for executive contributions to our 401(k) Plan or salary deferrals.

(2)	Amounts in this column represent grant date fair value for options issued. We use the Black-Scholes model to determine this amount. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. For a discussion of valuation assumptions used, see Note 10 to the Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Option awards represented in this column vest 20 percent each year for five years beginning with the first anniversary of the grant date; unvested options are subject to forfeiture until vested.

(4)	The amounts shown in this column are those amounts earned by the executive in the year shown. These amounts were determined and paid in the subsequent year. For example, any non-equity incentive plan awards shown for 2009 were earned in 2009, but determined and paid in 2010.

(5)	See the “All Other Compensation Detail” table on the following page.

(6)	Mr. McIntyre passed away on October 6, 2009. The amounts disclosed for him in 2009 reflect Mr. McIntyre’s partial year earnings through the date of his death.

(7)	Mr. McIntyre’s negative change in pension fund valuation for 2007 is due to a required distribution from the United Pension Plan under Internal Revenue Service guidelines.

The following table provides a detailed breakdown of the “All Other Compensation” figures appearing in the 2008 Summary Compensation Table.
All Other Compensation Detail — 2009

		Perquisites and Personal Benefits(1)				Other Compensation
			Personal
			Travel on			Flexible		Life
		Country Club	Company	Miscel-	Tax	Benefit	ESOP	Insurance
		Membership	Aircraft	laneous	Gross-ups	Credits	Allocation	Premiums	Total
	Year	($)(2)	($)	($)(3)	($)	($)	($)	($)	($)
Randy A. Ramlo	2009	$—	$—	$—	$1,572	$7,092	$918	$300	9,882
	2008	—	—	—	2,790	6,917	924	300	10,931
	2007	—	—	—	2,050	6,749	1,756	240	10,795

Dianne M. Lyons	2009	—	—	—	—	7,092	918	300	8,310
	2008	—	—	—	—	6,917	924	300	8,141
	2007	—	—	—	—	6,594	1,525	240	8,359

Scott McIntyre Jr.	2009	4,132	60,813	409	13,977	5,910	862	15,300	101,403
	2008	1,965	38,391	380	4,323	6,917	924	5,018	57,918
	2007	2,274	52,241	426	5,472	6,749	1,756	5,018	73,936

Michael T. Wilkins	2009	—	—	—	—	7,092	918	300	8,310
	2008	—	—	—	—	6,917	924	300	8,141
	2007	—	—	—	177	6,749	1,657	240	8,823

Barrie W. Ernst	2009	—	—	—	—	7,092	918	300	8,310
	2008	—	—	—	—	6,917	924	300	8,141
	2007	—	—	—	146	6,749	1,756	300	8,951

Neal R. Scharmer	2009	—	—	—	—	6,544	671	240	7,455
	2008	—	—	—	507	6,294	671	240	7,712
	2007	—	—	—	—	5,919	1,217	240	7,376

(1)	If the total of perquisites and personal benefits received by an executive in a given year, except for tax gross-ups, does not exceed $10,000, no amount for perquisites and personal benefits is shown in this table for that year for that executive.

(2)	Because insurance is a relationship-driven business, we pay one half of annual country club dues for Messrs. Ramlo, McIntyre, Ernst and Wilkins to provide a facility for business entertainment.

(3)	Includes telephone and internet access.

The following table shows the plan-based awards granted to the named executive officers during 2009.
Grants of Plan-Based Awards — 2009

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
		Estimated Future Payouts under			Estimated Future Payouts under			Shares of	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Award	Awards
Name	Date	($)(2)	($)(3)	($)(4)	($)	($)	($)	(#)	(#)	($ / Sh)	($)
Randy A. Ramlo	N/A	$96,000	$160,000	$192,000	$—	$—	$—	—	—	$—	$—
Dianne M. Lyons	N/A	37,500	62,500	75,000	—	—	—	—	—	—	—
Scott McIntyre Jr.(5)	N/A	—	—	—	—	—	—	—	—	—	—
Michael T. Wilkins	N/A	40,500	67,500	81,000	—	—	—	—	—	—	—
Barrie W. Ernst	N/A	37,500	62,500	75,000	—	—	—	—	—	—	—
Neal R. Scharmer	N/A	25,875	43,125	51,750	—	—	—	—	—	—	—

(1)	We grant non-equity incentive plan awards under our Annual Incentive Plan. We grant equity incentive plan awards under our 2008 Stock Plan. The threshold, target and maximum amounts for future payouts are not determinable. The amounts shown are representative amounts based on the previous fiscal year’s performance. We pay awards based on our 2009 performance in 2010. Actual amounts paid to each named executive officer under each of these plans for 2009 are shown in the Summary Compensation Table on page 33 of this proxy statement.

(2)	We estimate the amount in this column by assuming the achievement of threshold levels for all three performance indicators and by multiplying 2009 base salary by 24 percent for Mr. Ramlo and 15 percent for Ms. Lyons and Messrs. Wilkins, Ernst and Scharmer.

(3)	We estimate the amount in this column by assuming the achievement of target levels for all three performance indicators and by multiplying 2009 base salary by 40 percent for Mr. Ramlo and 25 percent for Ms. Lyons and Messrs. Wilkins, Ernst and Scharmer.

(4)	We estimate the amount in this column by assuming the achievement of maximum levels for all three performance indicators and by multiplying 2009 base salary by 48 percent for Mr. Ramlo and 30 percent for Ms. Lyons and Messrs. Wilkins, Ernst and Scharmer.

(5)	Mr. McIntyre did not participate in our Annual Incentive Plan or our equity compensation program.

The following table details the outstanding equity awards held by each of our named executive officers as of December 31, 2009.
Outstanding Equity Awards at Fiscal Year-End — 2009

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
	Underlying	Underlying				Shares or	of Shares or
	Unexercised	Unexercised	Option			Units of Stock	Units of Stock
	Options	Options	Exercise	Option		That Have	That Have
	Exercisable	Unexercisable	Price	Epiration		Not Vested	Not Vested
Name	(#)	(#)	($/ Sh)	Date		(#)	($)
Randy A. Ramlo						3,919	131,012
	2,000	—	$15.16	2/21/2012
	2,000	—	15.85	2/21/2013
	4,000	—	21.66	2/20/2014
	4,000	1,000	32.39	2/18/2015	(1)
	6,000	4,000	39.13	2/17/2016	(2)
	6,000	9,000	35.23	2/16/2017	(3)
	2,868	11,472	33.43	5/21/2018	(4)

Dianne M. Lyons						2,151	71,908
	400	—	15.16	2/21/2012
	1,600	—	15.85	2/21/2013
	2,400	—	21.66	2/20/2014
	4,000	1,000	32.39	2/18/2015	(1)
	3,000	2,000	39.13	2/17/2016	(2)
	4,000	6,000	35.23	2/16/2017	(3)
	1,574	6,298	33.43	5/21/2018	(4)

Scott McIntyre Jr.	—	—				—	—

Michael T. Wilkins						2,313	77,324
	200	—	17.70	8/1/2012
	400	—	15.85	2/21/2013
	1,600	—	21.66	2/20/2014
	4,000	1,000	32.39	2/18/2015	(1)
	3,000	2,000	39.13	2/17/2016	(2)
	4,000	6,000	35.23	2/16/2017	(3)
	1,693	6,770	33.43	5/21/2018	(4)

Barrie W. Ernst						1,944	64,988
	12,000	—	17.70	8/1/2012
	2,000	—	15.85	2/21/2013
	2,000	—	21.66	2/20/2014
	2,000	500	32.39	2/18/2015	(1)
	1,500	1,000	39.13	2/17/2016	(2)
	2,000	3,000	35.23	2/16/2017	(3)
	1,423	5,691	33.43	5/21/2018	(4)

Neal R. Scharmer						1,268	42,389
	2,000	—	15.85	2/21/2013
	2,000	—	21.66	2/20/2014
	2,000	500	32.39	2/18/2015	(1)
	1,500	1,000	39.13	2/17/2016	(2)
	2,000	3,000	35.23	2/16/2017	(3)
	928	3,711	33.43	5/21/2018	(4)

(1)	The unexercisable portion vests in full on 2/18/2010.

(2)	The unexercisable portion vests one-half on 2/17/2010 and one-half on 2/17/2011.

(3)	The unexercisable portion vests one-third on 2/16/2010, one-third on 2/16/2011 and one-third on 2/16/2012.

(4)	The unexercisable portion vests one-fourth on 5/21/2010, one-fourth on 5/21/2011, one-fourth on 5/21/2012 and one-fourth on 5/21/2013.

OPTION EXERCISES AND STOCK AWARD VESTING
There were no stock options exercised by the named executive officers during 2009. No stock awards held by the named executive officers vested during 2009.
PENSION BENEFITS
The following Pension Benefits table reports the present value of the annual defined benefit payable for each named executive officer under our United Pension Plan. The present value is based on the retirement benefit formula for the compensation levels and years of service of those officers.
Pension Benefits — 2009

				Present Value	Payments
		Number of Years		of Accumulated	During Last
		Credited Service		Benefits	Fiscal Year
Name	Plan Name	(#)		($)	($)
Randy A. Ramlo	United Pension Plan	25		$381,261	$—
Dianne M. Lyons	United Pension Plan	26		299,057	—
Scott McIntyre Jr.	United Pension Plan	35	(1)	—	168,916	(2)
Michael T. Wilkins	United Pension Plan	24		290,549	—
Barrie W. Ernst	United Pension Plan	7		153,491	—
Neal R. Scharmer	United Pension Plan	15		181,251	—

(1)	The maximum number of years allowed under the Plan for computation of benefits is 35. Mr. McIntyre had more than 35 years of service with us.

(2)	Until his death on October 6, 2009, Mr. McIntyre received normal benefit payments totaling $151,616 for 2009. Following his death, Mr. McIntyre’s wife received death benefits totaling $17,300 for 2009.
The pension plan uses average annual compensation for a participant for the five highest consecutive years for which that participant was paid as a participant. The pension plan uses only salary to determine the average annual compensation, excluding bonuses and other forms of compensation. Under federal law, the maximum salary that can be considered is $245,000. The Internal Revenue Service adjusts this limit annually based on the Consumer Price Index.
The pension plan provides an annual benefit equal to the sum of 1.25 percent of five year average annual compensation plus 0.5 percent of average annual compensation in excess of covered compensation, multiplied by the lesser of years of service or 35 years. Covered compensation is determined by reference to the Social Security taxable wage base. The valuation method and all material assumptions used to determine the present value of the current accrued benefit for each named executive officer is disclosed in greater detail under “Company-Sponsored Benefit Plans — Retirement Plans.”
The normal form of payment under the pension plan is a joint and 50 percent survivor annuity for a participant who is married on the annuity starting date and a life annuity for a participant who is unmarried. Participants may elect to receive a monthly pension over the participant’s life or a term of up to 20 years or, if the actuarial equivalent of the annuity is $10,000 or less, in the form of cash. The amount of monthly pension benefits varies depending upon the term of payments elected by the participant, but the payments are in each case the actuarial equivalent of the normal form of payment.
Normal retirement age under the pension plan is 65; the earliest time a participant may retire under the plan without any benefit reduction due to age. Participants may elect early retirement at age 55, with a reduction of benefits of 6 percent for each year the participant retires after age 55 and before age 60 and a reduction of benefits of 4 percent for each year the participant retires after age 60 and before age 65.

NONQUALIFIED DEFERRED COMPENSATION
The following table provides information about the participation by each of our named executive officers in the United Fire & Casualty Company Nonqualified Deferred Compensation Plan.
Nonqualified Deferred Compensation — 2009

	Executive	Aggregate	Aggregate
	Contributions	Earnings	Withdrawals /	Aggregate Balance
	in 2009	in 2009	Distributions	at 12/31/2009
Name	($)(1)	($)	($)	($)(2)
Randy A. Ramlo	$10,000	$604	$—	$16,763
Dianne M. Lyons	—	339	—	6,498
Scott McIntyre Jr.	—	—	—	—
Michael T. Wilkins	—	—	—	—
Barrie W. Ernst	8,470	3,567	—	72,417
Neal R. Schamer	—	—	—	—

(1)	All amounts reported in this column were reported as part of either the “Base Salary” or the “Non-Equity Incentive Plan Compensation” reported in the Summary Compensation Table on page 33 of this proxy statement.

(2)	All amounts reported in this column were reported as compensation in our Summary Compensation Tables for current or previous reporting years.
The deferred compensation plan permits our executives at the vice president level or higher the opportunity to save a portion of their direct compensation for retirement. Executives must make a deferral election at least six months prior to the end of the applicable year or, for newly eligible executives, within 30 days of attaining eligible status. We do not make contributions to the deferred compensation plan.
Under the plan, we credit amounts deferred to notational accounts for the deferring executive. We determine the interest rate credited on these notational accounts annually, based on a reasonable rate of return, using the rate of return on our own investment portfolio as a guide.
The plan requires us to make payments to the deferring executive in a single lump sum or in annual installments over a period of years selected by the executive, not to extend beyond the year in which the participant reaches age 75.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We employ all of our employees, including our named executive officers, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the named executive officers. Upon the termination of employment for any reason, our named executive officers will receive compensation and benefits pursuant to the same plans and arrangements that are available generally to all salaried employees. Such plans and arrangements do not discriminate in scope, terms or operation in favor of our named executive officers. The information in the following table describes the compensation that would be payable under specific circumstances if our named executive officers’ employment had terminated on December 31, 2009.

Potential Payments Upon Termination Or Change In Control — 2009

				Early		Change in
	Death	Disability		Retirement (1)		Control
Randy A. Ramlo
Defined Benefit Pension Plan (2)	$—		$383,932		$—		$—
Annual Incentive Plan (3)(4)	—		—		—		—
Stock Option Awards (5)(6)	10,900		10,900		10,900		10,900
Restricted Stock Awards (7)	—		—		—		—
Employee Stock Ownership Plan (8)	27,325		27,325		27,325		27,325
Deferred Compensation Plan (9)	16,763		16,763		16,763		16,763

Total Payable:	$54,987		$438,919		$54,987		$54,987

Dianne M. Lyons
Defined Benefit Pension Plan (2)	$—		$276,722		$—		$—
Annual Incentive Plan (3)(4)	12,500		—		12,500		12,500
Stock Option Awards (5)(6)	5,036		5,036		5,036		5,036
Restricted Stock Awards (7)	—		—		—		—
Employee Stock Ownership Plan (8)	21,418		21,418		21,418		21,418
Deferred Compensation Plan (9)	6,498		6,498		6,498		6,498

Total Payable:	$45,452		$309,674		$45,452		$45,452

Scott McIntyre Jr. (10)
Defined Benefit Pension Plan	$17,300	$	N/A	$	N/A	$	N/A
Annual Incentive Plan	—		N/A		N/A		N/A
Stock Option Awards	—		N/A		N/A		N/A
Restricted Stock Awards	—		N/A		N/A		N/A
Employee Stock Ownership Plan	119,228		N/A		N/A		N/A
Deferred Compensation Plan	—		N/A		N/A		N/A

Total Payable:	$136,528	$	N/A	$	N/A	$	N/A

Michael T. Wilkins
Defined Benefit Pension Plan (2)	$—		$289,720		$—		$—
Annual Incentive Plan (3)(4)	13,500		—		13,500		13,500
Stock Option Awards (5)(6)	1,058		1,058		1,058		1,058
Restricted Stock Awards (7)	—		—		—		—
Employee Stock Ownership Plan (8)	28,706		28,706		28,706		28,706
Deferred Compensation Plan (9)	—		—		—		—

Total Payable:	$43,264		$319,484		$43,264		$43,264

Barrie W. Ernst
Defined Benefit Pension Plan (2)	$4,834		$162,396		$9,668		$9,668
Annual Incentive Plan (3)(4)	12,500		—		12,500		12,500
Stock Option Awards (5)(6)	11,120		11,120		11,120		11,120
Restricted Stock Awards (7)	—		—		—		—
Employee Stock Ownership Plan (8)	5,456		5,456		5,456		5,456
Deferred Compensation Plan (9)	50,692		50,692		50,692		50,692

Total Payable:	$84,602		$229,664		$89,436		$89,436

Table continues on the next page; table footnotes appear on the next page.

Potential Payments Upon Termination Or Change In Control — 2009 Cont.

				Change in
	Death	Disability	Retirement (1)	Control
Neal R. Scharmer
Defined Benefit Pension Plan (2)	$—	$189,166	$—	$—
Annual Incentive Plan (3)(4)	—	—	—	—
Stock Option Awards (5)(6)	4,760	4,760	4,760	4,760
Restricted Stock Awards (7)	—	—	—	—
Employee Stock Ownership Plan (8)	12,378	12,378	12,378	12,378
Deferred Compensation Plan (9)	—	—	—	—

Total Payable:	$17,138	$206,304	$17,138	$17,138

(1)	At December 31, 2009, none of the named executive officers had achieved normal retirement age under our benefit plans.

(2)	Amounts in this row represent the amount that would have been payable to the named executive officer under the four termination scenarios shown. Any death benefits shown under the defined benefit pension plan are paid as an actuarial equivalent, joint and survivor annuity based on the named executive officer’s accrued early retirement benefit. Disability benefits shown represent a lump sum payable to the named executive officer. Any early retirement or change in control benefits shown represent annualized monthly life annuity payments payable to the named executive officer.

(3)	Upon termination of employment other than for death or retirement, a named executive officer participating in the annual incentive plan will receive payment under the plan for a particular year only if the officer was employed on the date the incentive plan payment is paid, typically in March of the following year. Mr. McIntyre did not participate in this plan.

(4)	If the annual incentive plan were terminated due to a change in control, subject to Company approval, a named executive officer would become vested in pro-rated amounts accrued under the plan up to the date of termination.

(5)	Upon termination of employment for any reason, all unvested options expire. The Board of Directors may, in its discretion, accelerate the vesting of unvested options. Amounts shown in this column are calculated using the fair market value of the stock underlying in-the-money vested options and in-the-money unvested options that would have become exercisable on December 31, 2009 if the Board of Directors had accelerated all unvested options. Upon termination of employment due to death or disability, all unexercised vested options remain exercisable up to one year from the date of death or disability or the expiration date of the grant, whichever is earlier. Upon termination of employment for any reason other than death or disability, all unexercised vested options remain exercisable up to 30 days after termination or the option expiration date, whichever occurs first.

(6)	Upon a change in control, all unvested options become exercisable. Amounts shown in this column assume acceleration of all unvested options and are calculated using fair market value of the stock underlying in-the-money vested options and in-the-money unvested options that would have become exercisable because of a change in control.

(7)	In the event of death, disability, retirement or a change in control, none of the restricted stock shares previously issued to any of our named executive officers would have vested as of December 31, 2009.

(8)	Upon termination of employment due to death, disability, retirement or a change in control, named executive officers with five years of eligible service become vested in and entitled to the accumulated benefit maintained by the ESOP on their behalf. Amounts shown in this column reflect the accumulated ESOP benefit for each named executive officer as of December 31, 2009.

(9)	Upon termination of employment, a named executive officer will receive a distribution of all amounts deferred under the plan (including earnings on the amounts deferred) in which the named executive officer is vested. Named executive officers are vested 40 percent if they have less than five years of service, 70 percent if they have five or more and less than ten years of service, and 100 percent if they have ten years of service. Notwithstanding the foregoing, named executive officers are 100 percent vested upon reaching age 59 1/2, becoming disabled before payments begin, or upon a change in control of United Fire or a change in ownership of a substantial portion of our assets. Mr. Ramlo and Ms. Lyons are 100 percent vested in the amounts they have deferred under the plan. Mr. Ernst is 70 percent vested in the amounts he has deferred under the plan. Mr. McIntyre did not; and Messrs. Scharmer and Wilkins do not participate in the plan.

(10)	Scott McIntyre Jr. passed away on October 6, 2009. At December 31, 2009, Mr. McIntyre’s widow received, or was entitled to receive, death benefits in the amounts indicated for each benefit plan shown. Mr. McIntyre did not participate in our Annual Incentive Plan or our Deferred Compensation Plan. Mr. McIntyre did not hold any in-the-money stock options (either vested or subject to accelerated vesting) or restricted stock awards at the time of his death.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information as of March 22, 2010, with respect to the ownership of United Fire’s $3.33? par value common stock by principal security holders.

		Amount and
		Nature of
	Name and Address	Beneficial
Title of Class	of Beneficial Owner	Ownership		Percent of Class
Common	Dee Ann McIntyre
	1218 Bishops Lodge Road
	Santa Fe, New Mexico 87501-1099	3,548,338	(1)	13.46%
Common	Dimensional Fund Advisors LP
	1299 Ocean Avenue
	Santa Monica, California 90401	2,216,134	(2)	8.33
Common	Advisory Research, Inc.
	180 North Stetson, Suite 5500
	Chicago, Illinois 60601	2,023,738	(3)	7.61
Common	EARNEST Partners LLC
	75 Fourteenth Street, Suite 2300
	Atlanta, Georgia 30309	1,750,133	(4)	6.60
Common	BlackRock, Inc.
	40 East 52nd Street
	New York, New York 10022	1,708,145	(5)	6.42

(1)	Based on Form 4 filed with the SEC on March 19, 2010.

(2)	Based on Schedule 13G (Amendment No. 2) filed with the SEC on February 8, 2010.

(3)	Based on Schedule 13G (Amendment No. 1) filed with the SEC on February 12, 2010.

(4)	Based on Schedule 13G (Amendment No. 8) filed with the SEC on February 9, 2010.

(5)	Based on Schedule 13G filed with the SEC on January 29, 2010.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our $3.33? par value common stock as of March 22, 2010, with respect to each of our directors, our named executive officers, and all of our directors and executive officers as a group.
As of March 22, 2010, we had 26,366,814 shares of $3.331/3 par value common stock outstanding. Except as otherwise indicated, each of the stockholders listed in the following table has sole voting and investment power over the shares beneficially owned.

		Amount and Nature of		Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership (1)		of Class
Common	Christopher R. Drahozal	849,003	(2)	3.22%
Common	Barrie W. Ernst	31,489	(3)	0.12
Common	Jack B. Evans	30,114	(4)	*
Common	Thomas W. Hanley	13,869	(5)	*
Common	Douglas M. Hultquist	3,000	(6)	*
Common	Dianne M. Lyons	24,097	(7)	0.09
Common	Casey D. Mahon	17,150	(8)	*
Common	Scott McIntyre Jr.	—	(9)	*
Common	George D. Milligan	5,874	(10)	*
Common	James W. Noyce	1,000	(11)	*
Common	Mary K. Quass	11,866	(12)	*
Common	Randy A. Ramlo	40,285	(13)	0.15
Common	John A. Rife	104,652	(14)	*
Common	Neal R. Scharmer	12,508	(15)	0.05
Common	Kyle D. Skogman	18,416	(16)	*
Common	Michael T. Wilkins	467,132	(17)	1.77
Common	Frank S. Wilkinson Jr.	19,559	(18)	*
Common	All directors and officers as a group
	(includes 49 persons)	1,836,132		6.96%

*	Indicates directors with ownership of less than 1% percent.

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to the number of shares indicated. The inclusion in this table of any shares as beneficially owned does not constitute admission of beneficial ownership.

(2)	Includes 2,674 shares held jointly by Mr. Drahozal and his wife; 243,086 held individually by Mr. Drahozal’s wife; 74,714 shares held in accounts for the benefit of Mr. Drahozal’s children; 519,863 shares held by the McIntyre Foundation, for which Mr. Drahozal’s wife serves as one of four directors; and 8,666 stock options that are exercisable by Mr. Drazohal on or before sixty (60) days from the date of this proxy statement. None of Mr. Drahozal’s shares are pledged as security.

(3)	Includes 4,382 shares held in a Company 401(k) account for Mr. Ernst’s benefit; 261 shares held in an ESOP account for Mr. Ernst’s benefit; 500 shares held individually by Mr. Ernst’s wife; and 26,346 stock options that are exercisable by Mr. Ernst on or before sixty (60) days from the date of this proxy statement. None of Mr. Ernst’s shares are pledged as security.

(4)	Includes 21,950 shares held individually by Mr. Evans; 674 shares held in an individual retirement account for Mr. Evans’ benefit; 2,024 shares held in an IRA account for the benefit of Mr. Evans’ wife; and 5,466 stock options that are exercisable by Mr. Evans on or before sixty (60) days from the date of this proxy statement. None of Mr. Evans’ shares are pledged as security.

(5)	Includes 203 shares held individually by Mr. Hanley; 5,000 shares held in an individual retirement account for Mr. Hanley’s benefit; and 8,666 stock options that are exercisable by Mr. Hanley on or before sixty (60) days from the date of this proxy statement. None of Mr. Hanley’s shares are pledged as security.

(6)	Includes 1,000 shares held individually by Mr. Hultquist and 2,000 stock options that are exercisable by Mr. Hultquist on or before sixty (60) days from the date of this proxy statement. None of Mr. Hultquist’s shares are pledged as security.

(7)	Includes 438 shares held individually by Ms. Lyons, 1,110 shares held in an ESOP account for Ms. Lyons’ benefit and 22,549 options that are exercisable by Ms. Lyons on or before sixty (60) days from the date of this proxy statement. None of Ms. Lyons’ shares are pledged as security.

(8)	Includes 6,884 shares held individually by Ms. Mahon; 1,000 shares held in an individual retirement account for Ms. Mahon’s benefit; and 9,266 stock options that are exercisable by Ms. Mahon on or before sixty (60) days from the date of this proxy statement. None of Ms. Mahon’s shares are pledged as security.

(9)	Mr. McIntyre passed away on October 6, 2009.

(10)	Includes 3,874 shares held individually by Mr. Milligan and 10,466 options that are exercisable by Mr. Milligan on or before sixty (60) days from the date of this proxy statement. None of Mr. Milligan’s shares are pledged as security.

(11)	Includes 1,000 shares held individually by Mr. Noyce. None of Mr. Noyce’s shares are pledged as security.

(12)	Includes 1,200 shares held individually by Ms. Quass and 10,666 options that are exercisable by Ms. Quass on or before sixty (60) days from the date of this proxy statement. None of Ms. Quass’ shares are pledged as security.

(13)	Includes 2,074 shares held individually by Mr. Ramlo; 700 shares held jointly by Mr. Ramlo and his wife; 350 shares held individually by Mr. Ramlo’s wife; 1,425 shares held in an ESOP account for Mr. Ramlo’s benefit; and 35,736 options that are exercisable by Mr. Ramlo on or before sixty (60) days from the date of this proxy statement. None of Mr. Ramlo’s shares are pledged as security.

(14)	Includes 22,561 shares held jointly by Mr. Rife and his wife; 745 shares held individually by Mr. Rife’s wife; 3,846 shares held in an ESOP account for Mr. Rife’s benefit; and 77,500 options that are exercisable by Mr. Rife on or before sixty (60) days from the date of this proxy statement. None of Mr. Rife’s shares are pledged as security.

(15)	Includes 115 shares held in a Company 401(k) account for Mr. Scharmer’s benefit; 637 shares held in an ESOP account for Mr. Scharmer’s benefit; and 11,756 options that are exercisable by Mr. Scharmer on or before sixty (60) days from the date of this proxy statement. None of Mr. Scharmer’s shares are pledged as security.

(16)	Includes 200 shares held in an individual retirement account for Mr. Skogman’s benefit; 670 shares held in a simplified employee pension account for Mr. Skogman’s benefit; 8,630 shares held jointly by Mr. Skogman and his wife; 500 shares held by Mr. Skogman’s wife; 150 shares held in an individual retirement account for the benefit of Mr. Skogman’s wife; and 8,266 options that are exercisable by Mr. Skogman on or before sixty (60) days from the date of this proxy statement. None of Mr. Skogman’s shares are pledged as security.

(17)	Includes 2,748 shares held individually by Mr. Wilkins; 241,741 shares held in the United Fire Group Employee Stock Ownership Plan for which Mr. Wilkins serves as one of two plan trustees (only 1,499 of these plan shares are held for Mr. Wilkin’s benefit); 202,058 shares held in the United Fire Group Pension Plan for which Mr. Wilkins serves as one of two plan trustees; and 20,585 options that are exercisable by Mr. Wilkins on or before sixty (60) days from the date of this proxy statement. None of Mr. Wilkins’ shares are pledged as security.

(18)	Includes 9,893 shares held jointly by Mr. Wilkinson and his wife and 9,666 options that are exercisable by Mr. Wilkinson on or before sixty (60) days from the date of this proxy statement. None of Mr. Wilkinson’s shares are pledged as security.
RECENT SALES OF UNREGISTERED SECURITIES
On December 16, 2009, we issued 110 shares of common stock to four employees. All of the shares issued were issued as service awards in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933 without payment of underwriting discounts or commissions to any person.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
We have a stock plan that authorizes United Fire to grant incentive stock options, nonqualified stock options, restricted stock, and stock appreciation rights to acquire 1,900,000 shares of United Fire common stock with 919,525 authorized shares available for future issuance at December 31, 2009. The plan is administered by the Board of Directors. The Board has the authority to determine which employees (including affiliate company employees) will receive incentive stock options, and which employees (including affiliate company employees) and persons to whom offers of employment have been extended will receive nonqualified stock options, stock awards, and stock appreciation rights. The Board also has authority to determine when plan awards will be granted and the terms and conditions of those awards. The Board may also take any action it deems necessary and appropriate for the administration of the plan. Stock options are granted to buy shares of our common stock at the market value of the stock on the date of grant. Stock options granted to date vest and are exercisable in installments of 20 percent of the number of shares covered by the option award each year from the grant date. To the extent not exercised, installments shall accumulate and be exercisable by the optionee, in whole or in part, in any subsequent year included in the option period, but not later than ten (10) years from the grant date. Stock options have historically been granted free of charge to eligible recipients as designated by the Board of Directors.

We have a nonqualified nonemployee director stock option and restricted stock plan that authorizes United Fire to grant restricted stock and nonqualified stock options to purchase 150,000 shares of United Fire’s common stock with 70,003 shares available for future issuance at December 31, 2009. The Board has the authority to determine which nonemployee directors receive options and restricted stock, when options and restricted stock shall be granted, the option price, the option expiration date, the date of grant, the vesting schedule of options and restricted stock or whether the shares shall be immediately vested, the terms and conditions of options and restricted stock (other than those terms and conditions set forth in the plan) and the number of shares of common stock to be issued pursuant to an option agreement or restricted stock agreement. The Board may also take any action it deems necessary and appropriate for the administration of the plan.
Options outstanding and options available for future grant under our equity compensation plans at December 31, 2009, are displayed in the following table:
Equity Compensation Plan Information — 2009

			(C)
	(A)		Number of Securities
	Number of Securities	(B)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding Stock	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
	and Rights	and Rights	Column (A))
Equity Compensation Plans Approved by Security Holders
Nonqualified Stock Plan
Incentive Stock Options	793,969	$30.98
Restricted Stock Awards	19,464	33.43
Employee Service Stock Awards	565	19.11

Plan Total	813,433	31.03	918,960	(1)

Nonqualified Nonemployee Director Stock Option and Restricted Stock Plan	79,997	33.45	70,003	(2)

Total All Plans	893,430	$31.25	988,963

(1)	All of the securities remaining available for issuance under this plan may be issued as either restricted stock, stock options or stock appreciation rights, or any combination thereof.

(2)	All of the securities remaining available for issuance under this plan may be issued as either restricted stock or stock options, or any combination thereof.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act), as amended, requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC. SEC regulations require us to identify in this proxy statement any Reporting Person who filed a required report late during the most recent calendar year. Based solely on our review of copies of reports filed under Section 16(a) and written representations made to us by Reporting Persons, we believe that all applicable filing requirements were complied with for the fiscal year ended December 31, 2009 with the following exceptions. One late Form 4 report reflecting one transaction, the April 23, 2009 allocation of shares through our ESOP, was filed on May 19, 2009, for each of the following individuals: Ms. Lyons and Messrs. Conner, Ernst, Hutchins, McIntyre, Ramlo, Rife, Scharmer and Wilkins. Due to delayed communication from the broker, the Form 4 report reflecting Mr. Skogman’s December 15, 2009 stock purchase was filed one day late. Form 5 filings were made on February 12, 2010, for Mr. Rife and Mr. Wilkins disclosing the May 20, 2009 change of plan trustee for our defined benefit pension plan and our ESOP from Mr. Rife to Mr. Wilkins.

MISCELLANEOUS
CODE OF ETHICS
The Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors, and employees. Copies of the United Fire Group® Code of Ethics and Business Conduct can be obtained free of charge by writing to Investor Relations c/o United Fire Group, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com by selecting “Investor Relations,” then “Corporate Governance” and then “Code of Ethics.” The Code of Ethics and Business Conduct establishes procedures regarding the reporting of a violation of the code.
COMMUNICATING WITH THE BOARD OF DIRECTORS
Concerns and Complaints
United Fire has adopted a process for stockholders to send communications to our Board of Directors. Individuals wishing to communicate directly with our Board of Directors regarding issues of concern to our Company can do so on our website, www.unitedfiregroup.com by selecting “Investor Relations” and then “Corporate Governance,” toll free by telephone at 1-877-256-1056, or by writing to the Audit Committee — Confidential c/o United Fire Group, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. Our Vice President / General Counsel / Corporate Secretary, Neal R. Scharmer, and Audit Committee Chair, Thomas W. Hanley, are responsible for reviewing and reporting such communications to our Board of Directors. If requested by the reporting individual, and to the extent possible, all communications with our Board of Directors are kept strictly confidential.
Stockholder Proposals and Director Nominations
Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 Annual Meeting of Stockholders must be received not less than 120 days prior to the date we first sent our proxy materials for our 2010 Annual Meeting. As a result, such proposals, including director nominations, must be received no later than the close of business on December 21, 2010. All proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals must be delivered to our Corporate Secretary at United Fire & Casualty Company, Attn: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at our 2011 Annual Meeting, must be received at our principal executive offices not less than 45 days prior to the date we first sent our proxy materials for our 2010 Annual Meeting. As a result, such proposals, including director nominations, must be received no later than the close of business on March 5, 2011. Proposals must be delivered to our Corporate Secretary at United Fire & Casualty Company, Attn: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. SEC Rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.

DELIVERY OF ONE SET OF ANNUAL MEETING MATERIALS TO STOCKHOLDERS IN A SINGLE HOUSEHOLD
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports to stockholders with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to stockholders addressed to those stockholders. This process, commonly referred to as “householding,” provides cost savings for companies. We and some brokers household proxy materials and annual reports to stockholders unless contrary instructions have been received from the affected stockholders. Once you have received notice from us, your broker, or other designated intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report to stockholders, please notify your broker, or notify us by calling our transfer agent at (800)-542-1061, or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s).
Stockholders who currently receive multiple copies of the proxy statement or annual report to stockholders at their address and would like to request “householding” of their communications should contact their broker or, if a Stockholder is a registered holder of shares of common stock, he or she should submit a written request to or call Householding Department, 51 Mercedes Way, Edgewood, New York 11717; (800)-542-1061.
Upon written or oral request to us, we will provide you a copy of the proxy statement and annual report to stockholders. If you are currently receiving multiple copies of our proxy statement or annual report to stockholders, and you wish to receive only a single copy, you may make that request by contacting us. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement and annual report to stockholders at a shared address to which a single copy was delivered. To contact us, you may write to or call United Fire Group, Stockholder Relations Department, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, (319) 399-5700.
ELECTRONIC AVAILABILITY OF PROXY MATERIALS
Electronic versions of our annual proxy statement and 2009 Annual Report to Stockholders are available on our public website, www.unitedfiregroup.com by selecting “Investor Relations” and then “Reports / Proxy.”
OTHER MATTERS
Management knows of no other matters that will be brought before the meeting, but if other matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

United Fire & Casualty Company
118 Second Avenue SE
Cedar Rapids, Iowa 52407-3909

United Fire & Casualty Company

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/UFCS • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card / Voting Instruction Form

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees for Class B director terms expiring in May 2013.

		For	Withhold
	01 - James W. Noyce	☐	☐

	02 - Mary K. Quass	☐	☐

	03 - John A. Rife	☐	☐

	04 - Kyle D. Skogman	☐	☐

B Issues
The Board of Directors recommends a vote FOR the following proposal.				+
		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as United Fire & Casualty Company’s independent registered public accounting firm for 2010.	☐	☐	☐

C Non-Voting Items Change of Address — Please print your new address below.
	Electronic Statements Mark the box to the right if you would prefer to receive future Annual Proxy Statements and Annual Reports Electronically.	☐	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐
 D  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appear(s) hereon. If shares of stock are held of record in the name of two or more persons, both or all of such persons should sign the Proxy Card / Voting Instruction Form. Trustees, executors, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Proxy — United Fire & Casualty Company — May 19, 2010, 10:00 A.M.

PROXY CARD / VOTING INSTRUCTION FORM SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
With respect to any shares represented by this Proxy Card / Voting Instruction Form that are held on behalf of the undersigned in the United Fire Group 401(k) Plan (the “401(k) Plan”), the undersigned directs Charles Schwab & Co., as Trustee of the 401(k) Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse side hereof. If you wish to vote your shares allocated to the 401(k) Plan, you cannot do so in person. You must use this Proxy Card / Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card / Voting Instruction Form or provide telephone or Internet voting instructions on a timely basis for the shares allocated to the 401(k) Plan, or if you return a signed Proxy Card / Voting Instruction Form but do not indicate how the shares should be voted on a matter, the Trustee of the 401(k) Plan will vote the shares allocated to the 401(k) Plan in the same proportion as the instructions it receives from all participants submitting voting instructions.
With respect to any shares represented by this Proxy Card / Voting Instruction Form that are held on behalf of the undersigned in the United Fire Group Employee Stock Ownership Plan (the “ESOP”), the undersigned directs Timothy G. Spain and Michael T. Wilkins, as Trustees of the ESOP, to vote all such shares on the matters shown, and in the manner directed on the reverse side hereof. If you wish to vote your shares allocated to the ESOP, you cannot do so in person. You must use this Proxy Card / Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card / Voting Instruction Form or provide telephone or Internet voting instructions on a timely basis for the shares allocated to the ESOP account, or if you return a signed Proxy Card / Voting Instruction Form but do not indicate how the shares should be voted on a matter, the Trustees of the ESOP will not vote the shares allocated to the ESOP account.
Except as described in the above paragraphs, the undersigned hereby appoints Jack B. Evans and Neal R. Scharmer, and each of them, as proxies, with full power of substitution and with all powers the undersigned would possess if personally present at the annual meeting of stockholders, to represent and vote, as designated on the reverse, all shares of common stock the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at its principal executive offices located at 118 Second Avenue SE in Cedar Rapids, Iowa, on May 19, 2010 at 10:00 A.M. (Cedar Rapids time) and at any adjournment(s) or postponement(s) thereof:
(1)	as specified upon the proposals listed on the reverse and as more particularly described in the Company’s Notice of 2010 Annual Stockholders Meeting and accompanying Proxy Statement; and
(2)	in their discretion upon such other matters as may properly come before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSAL 2.
Whether or not you plan to attend the 2010 Annual Stockholders Meeting, please mark, sign, date and return this Proxy Card / Voting Instruction Form using the enclosed envelope.
▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼